Exhibit 2.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER
dated as of July 27, 2021
by and among
AMGEN INC.,
TUXEDO MERGER SUB, INC.,
TENEOBIO, INC.,
and
FORTIS ADVISORS LLC, as the Pre-Closing Holders’ Representative
________________________________________________________________________

TABLE OF CONTENTS
Page

Article I. CERTAIN DEFINITIONS	2
Section 1.1 Definitions	2
Section 1.2 Construction	23
Section 1.3 Knowledge	23
Article II. THE MERGER; CLOSING	24
Section 2.1 The Merger	24
Section 2.2 Effects of the Merger	24
Section 2.3 Closing; Effective Time	24
Section 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation	25
Section 2.5 Directors and Officers of the Surviving Corporation	25
Article III. EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS	25
Section 3.1 Conversion of Company Shares; Treatment of Company Options	25
Section 3.2 Closing Payments and Exchange of Certificates	27
Section 3.3 Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses	28
Section 3.4 Adjustment Amount	29
Section 3.5 Stockholder Representative Expense Fund	31
Section 3.6 Exchange Agent	31
Section 3.7 Lost Certificate	32
Section 3.8 Dissenting Shares	32
Section 3.9 Withholding	33
Section 3.10 Milestone Payments	33
Section 3.11 [***]	36
Section 3.12 Tax Treatment..	36
Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	36
Section 4.1 Corporate Organization of the Company	37
Section 4.2 Subsidiaries	37
Section 4.3 Due Authorization	38
Section 4.4 Vote Required	39
Section 4.5 No Conflict	39
Section 4.6 Governmental Consents	39
Section 4.7 Capitalization of the Company	38
Section 4.8 Financial Statements	40
Section 4.9 Undisclosed Liabilities	41
Section 4.10 Litigation and Proceedings	42

Section 4.11 Compliance with Laws; Governmental Authorities	42
Section 4.12 Contracts; No Defaults	44
Section 4.13 Company Benefit Plans	46
Section 4.14 Employment and Labor Relations	49
Section 4.15 Taxes	51
Section 4.16 Brokers’ Fees	53
Section 4.17 Insurance	53
Section 4.18 Licenses, Permits and Authorizations	53
Section 4.19 Real Property	59
Section 4.20 Intellectual Property	59
Section 4.21 Environmental Matters	58
Section 4.22 Absence of Changes	59
Section 4.23 Affiliate Matters	59
Section 4.24 Books and Records	60
Section 4.25 Certain Business Practices	60
Section 4.26 No Debarment	60
Section 4.27 Termination of Certain Agreements	61
Section 4.28 Funded Debt	61
Section 4.29 Data Privacy and Security	61
Section 4.30 No Outside Reliance	62
Section 4.31 No Additional Representations or Warranties	63
Article V. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	63
Section 5.1 Corporate Organization	63
Section 5.2 Due Authorization	63
Section 5.3 No Conflict	63
Section 5.4 Governmental Consents	64
Section 5.5 Financial Ability	64
Section 5.6 Brokers’ Fees	64
Section 5.7 No Additional Representations or Warranties	64
Article VI. COVENANTS OF THE COMPANY	64
Section 6.1 Conduct of Business	64
Section 6.2 No Solicitation	68
Section 6.3 Confidentiality; Access	69
Section 6.4 Notification of Certain Matters	70
Section 6.5 HSR Act and Antitrust Approvals	71
Section 6.6 Consent of Company Stockholders	71
Section 6.7 Data Room Disk	71
Section 6.8 Restructuring	72
Article VII. COVENANTS OF BUYER	72
Section 7.1 HSR Act and Antitrust Approvals	72

Exhibits
Exhibit A – Form of Written Consent
Exhibit B – Form of Certificate of Merger
Exhibit C – Form of Certificate of Incorporation
Exhibit D – Form of Escrow Agreement
Exhibit E – Forms of Second Amended and Restated Assignment and License Agreements

Annexes
Annex A – TNB-585
Annex B – Pro Forma Payment Spreadsheet
Annex C – Eligible Programs
Annex D – Restructuring Step Plan
Annex E – Sample Net Working Capital Statement

v

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of July 27, 2021, is entered into by and among Amgen Inc., a Delaware corporation (“Buyer”), Tuxedo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), TeneoBio, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial Stockholder Representative hereunder.
RECITALS
WHEREAS, the respective Boards of Directors of Merger Sub and the Company have (a) unanimously determined that the Merger (defined below) and entry into this Agreement are advisable and fair to, and in the best interest of their respective stockholders, (b) unanimously approved and declared advisable this Agreement and the consummation of the transactions contemplated hereby, including the Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (c) unanimously recommended that their respective stockholders adopt this Agreement;
WHEREAS, the Board of Directors of Buyer has determined that the Merger and entry into this Agreement is advisable and fair to, and in the best interest of, its stockholders;
WHEREAS, within two (2) Business Days after the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL and the California General Corporation Law (the “CGCL”), the Company Charter and the Company Bylaws, obtain and deliver to Buyer true, correct and complete copies of irrevocable written consents in the form attached hereto as Exhibit A (each a “Written Consent”) (i) waiving any appraisal rights under Section 262 of the DGCL and dissenters rights under the CGCL and (ii) adopting this Agreement and approving the Merger, the Restructuring, the other Transaction Documents, and the other transactions contemplated hereby executed by Company Stockholders holding (a) at least a majority of the issued and outstanding shares of Company Capital Stock and (b) at least a majority of the issued and outstanding shares of Series A-2 Preferred Stock (on an as-converted basis) voting together as a single class on an as-converted basis (the “Merger Consent”);
WHEREAS, prior to the Closing Date and as a condition to the willingness of Buyer to enter into this Agreement, the Company shall have completed the Restructuring in accordance with the terms and conditions of this Agreement and the Restructuring Step Plan; and
WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Stockholder Representative shall serve as a representative of the Pre-Closing Holders.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:
“AbbVie” means AbbVie Inc., a Delaware corporation.
“Accounting Standards” means GAAP.
“Acquired Subsidiaries” has the meaning specified in Section 6.8.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) the sale, license, disposition or acquisition of a material portion of the assets of the Company, taken as a whole; (b) the issuance, disposition or acquisition of (i) capital stock or other equity securities of the Company representing at least ten percent (10%) of the outstanding shares of Company Capital Stock; (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire capital stock or other equity securities of the Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices) representing at least ten percent (10%) of the outstanding Company Capital Stock; or (iii) securities, instruments or obligations that are or may become convertible into or exchangeable for capital stock or other equity securities of the Company representing at least ten percent (10%) of the outstanding Company Capital Stock; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.
“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, audit, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding (whether at law or in equity, before or by any Governmental Authority).
“Adjustment Amount” has the meaning specified in Section 3.4(c).
“Adjustment Escrow Amount” means an amount equal to ten million U.S. Dollars ($10,000,000).
“Adjustment Escrow Funds” means, at any given time after Closing, the funds remaining in one or more accounts in which the Escrow Agent has deposited the Adjustment Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.
“Advisory Group” has the meaning specified in Section 12.2.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person,

through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.
“Aggregate Option Exercise Price” means the aggregate exercise price of all Company Options that are vested prior to, or become vested in connection with, the Closing.
“Agreement” has the meaning specified in the preamble hereto.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption.
“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether the United States, a state within the United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence or information, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.
“Antitrust Laws” has the meaning specified in Section 8.6(a).
“Approved Relatives” has the meaning specified in Section 3.10(h).
[***]
“Assumed Tax Rate” means, with respect to any Tax year, the highest combined Tax rate applicable to corporations for U.S. federal income and California income Tax purposes in effect for such year, taking into account the deductibility of California income Taxes for U.S. federal income Tax purposes to the extent permitted by Law. The Assumed Tax Rate for the current Tax year is 27.9836% under present Law, computed as the corporate U.S. federal income Tax rate of 21%, plus the corporate California income Tax rate of 8.84%, minus the product of the two rates (1.8564%).
“Bioinformatics Platform” means the Company’s proprietary antibody discovery engine comprised of (a) next-generation sequencing of the full repertoire of the immunized UniRat, (b) bioinformatic B-cell lineage analysis of human variable domain sequences to identify antigen specific CDR families, and (c) high-throughput gene assembly, expression and functional screens for identifying leads.

“BLA” means (a) a Biologics License Application as defined under the Public Health Service Act (42 U.S.C. §§ 201 et seq.) and (b) all supplements and amendments to the foregoing.
“Board Recommendation” has the meaning specified in Section 4.3(a).
“Business” means the business of the Company other than the Excluded Businesses.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Buyer” has the meaning specified in the preamble hereto.
“Buyer Cure Period” has the meaning specified in Section 10.1(c)(i).
“Buyer Indemnified Party” has the meaning specified in Section 11.2.
“Cancelled Shares” has the meaning specified in Section 3.1(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and the regulations promulgated thereunder.
“Cash” of any Person as of any date means the cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with Section 3.4(a), but excluding issued but uncleared checks, wires, transfers and drafts, and Restricted Cash.
“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) and any foreign and state Law counterparts.
“Certificate of Merger” has the meaning specified in Section 2.1(a).
“Certificates” has the meaning specified in Section 3.2(b).
“CGCL” has the meaning specified in the Recitals.
“Clinical Trial” has the meaning specified in Section 3.10(b)(i).
“Closing” has the meaning specified in Section 2.3.
“Closing Date” has the meaning specified in Section 2.3.
“Closing Date Cash” has the meaning specified in Section 3.4(a).
“Closing Date Funded Debt” has the meaning specified in Section 3.4(a).
“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Date Transaction Expenses” has the meaning specified in Section 3.4(a).
“Closing Merger Consideration” has the meaning specified in Section 3.1(c).
“Closing Option Consideration” has the meaning specified in Section 3.1(f).
“Closing Working Capital Statement” has the meaning set forth in Section 3.4.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Share” has the meaning specified in Section 3.1(a).
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” has the meaning specified in the preamble hereto.
“Company Balance Sheet Date” has the meaning specified in Section 4.8.
“Company Benefit Plans” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States), (b) each employment, consulting, advisor or other service agreement or arrangement, (c) each noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (d) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (e) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which of the Company of its Subsidiaries has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable law, other than the laws of the United States, and maintained by any Governmental Authority).
“Company Bylaws” means the bylaws of the Company, as amended.
“Company Capital Stock” means the Common Stock and the Preferred Stock.
“Company Charter” means the Restated Certificate of Incorporation of the Company dated August 24, 2020, as amended.
“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Equity Plan” means the Company’s 2011 Stock Option and Grant Plan, as amended from time to time.
“Company Intellectual Property” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.
“Company Option” has the meaning specified in Section 3.1(f).
“Company Product” means each product candidate included in the Eligible Programs.
“Company Regulatory Filings” has the meaning set forth in Section 4.11(c).
“Company Stockholder” means those Persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time (not inclusive of holders of Company Options).
“Confidentiality Agreement” has the meaning specified in Section 13.10.
“Constituent Corporations” has the meaning specified in Section 2.1(a).
“Continuing Employees” has the meaning specified in Section 7.3(a).
“Contracts” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, security agreement, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, evidence of indebtedness or legally binding arrangement or understanding, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Deferred Payroll Taxes” means any Taxes payable by the Company or any Subsidiary that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing as permitted by Section 2302(a) of the CARES Act, calculated without giving effect to any tax credits afforded under the CARES Act, the Families First Coronavirus Response Act or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.
“Deficit Amount” has the meaning specified in Section 3.4(d).
“Determination Date” has the meaning specified in Section 3.4(b).
“DGCL” has the meaning specified in the Recitals.
“Disclosure Schedules” has the meaning specified in the first sentence of Article IV.
“Dissenting Shares” has the meaning specified in Section 3.1(a).

“Dissenting Stockholders” has the meaning specified in Section 3.1(a).
“DOJ” means the United Stated Department of Justice or any subdivision or successor thereto.
“Effective Time” has the meaning specified in Section 2.3.
“Eligible Program” has the meaning specified in Section 3.10(b)(ii).
“Environmental Laws” means any and all applicable foreign, federal, state or local Law relating to (a) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials, (b) pollution of the environment, including but not limited to air (including indoor air), soil, surface, subsurface, groundwater or noise pollution, (c) Releases or threatened Releases, (d) protection of wildlife, endangered species, wetlands or natural resources, (e) underground storage tanks, (f) above-ground storage tanks, (g) health and safety of employees and other persons, (h) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product, (i) product life-cycle requirements, (j) land use and zoning requirements, and (k) notification requirements relating to the foregoing. Without limiting the above, Environmental Law also includes the following within the U.S. and all foreign equivalents thereof: (A) CERCLA, (B) the Solid Waste Disposal Act, (C) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), (E) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), (F) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), (H) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), (I) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), (J) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 note, et seq.), (K) the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) and (L) any Laws similar or analogous to (including counterparts of) any of the statutes listed above in effect as of the Closing Date.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right, equity appreciation right, profits interest or phantom stock or equity right or other Contract which would entitle any other Person to acquire any such interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of the Company or any of its Subsidiaries any shall mean any entity (whether or not incorporated) that, together with the Company or its Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Escrow Agent” has the meaning specified in Section 3.2(d).
“Escrow Agreement” has the meaning specified in Section 8.2.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.
“Escrow Funds” means, at any given time after Closing, the funds remaining in one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.
“Estimated Closing Date Cash” has the meaning specified in Section 3.3.
“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.3.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.
“Estimated Closing Date Transaction Expenses” has the meaning specified in Section 3.3.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Estimated Closing Date Net Working Capital, minus (b) the Target Closing Date Net Working Capital.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Excluded Businesses” means the TeneoOne Business, TeneoTwo Business, TeneoFour Business, and TeneoTen Business.
“Excluded Employee Liabilities” means any employment, labor, compensation, pension, wage withholding Taxes, employer payroll, social security and similar Taxes, employee welfare and employee benefits related Liabilities, commitments, claims and losses to the extent arising from services provided to any Excluded Entity or an Affiliate of any such Excluded Entity or by service providers directly employed or engaged by any Excluded Entity or an Affiliate of any such Excluded Entity (including each such Person whose employment or service is transferred to an Excluded Entity prior to or as of the Closing and further including any dependent or beneficiary of any such service provider) following the date such service provider’s employment or other service relationship is transferred to such Excluded Entity or an Affiliate of any such Excluded Entity.
“Excluded Entities” means TeneoOne, TeneoTwo, TeneoFour and TeneoTen.
“Excluded Entity Licenses” has the meaning specified in Section 4.20(k).
“FDA” means the United States Food and Drug Administration.
“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.
“Final Merger Consideration” has the meaning specified in Section 3.1(c).
“Financial Statements” has the meaning specified in Section 4.8.

“First Phase I Clinical Candidate” has the meaning specified in Section 3.10(a)(iii).
“Fourth Phase I Clinical Candidate” has the meaning specified in Section 3.10(a)(vi).
“FTC” means the United States Federal Trade Commission or any subdivision or successor thereto.
“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Corporate Organization of the Company), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.4 (Vote Required), Section 4.5 (No Conflict), Section 4.6 (Governmental Consents), Section 4.7 (Capitalization of the Company), Section 4.15 (Taxes), and Section 4.16 (Brokers’ Fees).
“Funded Debt” of any Person as of any date means, without duplication (a) all indebtedness of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest thereon, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments (other than undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement, (g) any Deferred Payroll Taxes to the extent unpaid as of the Closing, (h) any unpaid Pre-Closing Taxes, (i) all deferred revenue, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Funded Debt has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other Lien upon or in any property or assets owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (k) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if any such items under clauses (a) through (j) above were prepaid, extinguished, unwound or settled, and (l) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above.
“Funding Amount” has the meaning specified in Section 3.2(a).
“GAAP” means the generally accepted accounting principles in the United States, consistently applied.
“Good Clinical Practice” has the meaning specified in Section 4.11(f).

“Good Laboratory Practice” has the meaning specified in Section 4.11(e).
“Good Manufacturing Practice” has the meaning specified in Section 4.11(g).
“Governmental Authority” means (a) any nation or government, including any foreign or domestic federal, state, provincial, or local municipality, principality, commonwealth, province, territory, locality, county, prefect, district or other jurisdiction of any nature or other political subdivision or instrumentality thereof; (b) any department, commission, committee, panel, bureau, agency, authority, board, court, official or officer, self-regulatory authority, or other entity or body, domestic or foreign, exercising executive, judicial, regulatory, administrative, enforcement, judicial, police, military, or taxing governmental functions, or (c) any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority. For avoidance of doubt, the FDA is considered a Governmental Authority.
“Governmental Order” means any order, judgment, ruling, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, biohazardous, special, dangerous, or toxic), substance, or material controlled, regulated, listed, limited or defined under any Environmental Law as hazardous, dangerous, or toxic (or words of similar meaning and effect), including: (a) any by-products, derivatives, or combinations of such material, (b) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants, (c) any “hazardous substance,” “pollutant,” “toxic pollutant” or “contaminant” as defined under Environmental Laws, (d) any “hazardous waste” as defined under RCRA, or any Environmental Law applicable to the management of waste and (e) any other substance which may be subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
“Health Care Laws” means the laws, statutes, codes, and regulations of all Governmental Authorities relating to (i) the research, investigation, development, quality, testing, safety, efficacy, approval, manufacturing, production, holding, preparation, propagation, compounding, conversion, pricing, marketing, promotion, sale, distribution, import, export, coverage, or reimbursement of a drug, device, biological or other medical item, supply or service; (ii) Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices; (iii) investigational use; (iv) manufacturing facilities compliance; (v) with respect to pharmaceutical products, safety surveillance, mandated reporting of incidents, occurrences, diseases and events record keeping and filing of required reports with the applicable Governmental Authority; (vi) the import into, or export out of, the U.S. of drugs and materials and technology related to pharmaceutical products; (vii) protection against biosafety risk; (viii) the oversight of pharmaceutical or other interventional or noninterventional research studies, including medical and research record retention; and (x) human and animal subjects protection in research, including, to the extent applicable, the FDCA (U.S.C. §§ 301 et seq.) and the Public Health Service Act (42 U.S.C. §§ 201 et seq.), each as amended and the applicable regulations promulgated thereunder.
“Healthcare Community” means Healthcare Professionals, Healthcare Institutions, Members of the Scientific Community, Payors, Purchasers, Healthcare Professional Societies and Trade Associations, Patients, and Patient Advocacy Groups. Additionally, the capitalized terms used in the above definition are defined as follows:
(a)    “Healthcare Professional” means any person licensed to prescribe Buyer’s products, as well as anyone working for a person licensed to prescribe Buyer’s products and/or in a position to influence a purchasing decision, including without limitation physicians and other providers (e.g., nurses, pharmacists), dialysis providers, and other office personnel.
(b)    “Healthcare Institution” means a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any Buyer product or service.
(c)    “Members of the Scientific Community” means any scientist, researcher, professor of science and/or medicine, educator, student, research collaborator, intern, laboratory technician, and university or college, as well as any individual employed by such entities.
(d)    “Payor” means an organization, including without limitation its directors, officers, employees, contractors and agents, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.
(e)    “Purchaser” means an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase Buyer’s products to sell to members of the Healthcare Community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.
(f)    “Healthcare Industry Professional Society and Trade Association” means a nonprofit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).
(g)    “Patient” means an individual awaiting or under medical care or treatment, in an area of interest for Buyer.

(h)    “Patient Advocacy Group” means an organization that advocates for and advances the needs of patients and/or caregivers with respect to one or more therapeutic area(s) or disease state(s).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IND” has the meaning set forth in Section 3.10(b)(iii).
“Indemnification Escrow Amount” means an amount equal to seventy million U.S. Dollars ($70,000,000).
“Indemnified Party” means the Buyer Indemnified Parties or the Pre-Closing Holder Indemnified Parties, as applicable.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.
“Independent Auditor” has the meaning specified in Section 3.4(b).
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“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including any and all United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) all patents and applications therefor, including all related provisionals, continuations, continuations-in-part, divisionals, reissues, renewals and extensions (“Patents”), (b) all inventions (whether patentable or not), invention disclosures, improvements, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), proprietary information, trade secrets, works of authorship and other intellectual property, ideas, technology, processes, assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications, and technical documentation, (c) information relating to physical, chemical or biological materials and compounds (including reagents, gene sequences, nucleic acids, amino acids, cell lines, media, antibodies, antibody fragments, compounds, cDNAs, antisense nucleotides, proteins, peptides and vectors), their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, and models relating thereto, (d) all copyrights, copyrightable works, copyright registrations and applications therefor, including all rights of authorship, use, publication, publicity, reproduction, distribution, performance and transformation (“Copyrights”), (e) all industrial designs and any registrations and applications therefor, (f) all domain names, uniform resource locators and other names and locators associated with the internet (“Domain Names”), and all social media accounts and other handles and app registrations, (g) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”), (h) all databases and data collections, (i) all moral and economic rights of authors and inventors, however denominated, (j) all rights in computer software (including source code, object code, firmware, algorithms, operating systems and specifications) and related technology, (k) all rights in content (including text, graphics, images, audio, video and data) and computer software included on or used to operate and maintain any websites, including all data, documentation, files, cgi and other scripts, all programming code (source and object), subscriber and other data, archives, and server and traffic logs relating to such sites, (l) all rights of publicity or privacy, including with respect to name, likeness or persona, and (m) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.
“Interim Financial Statements” has the meaning specified in Section 4.8.
“International Trade Laws” means all applicable import, export, reexport, and foreign trade control Laws, statutes, regulations, enactments, directives, and ordinances of any Governmental Authority with jurisdiction over any operations or activities of a party under this Agreement then in effect.
“Investment Agreements” shall mean (i) all agreements relating to the Equity Interests of the Company and its Subsidiaries and (ii) each of the agreements listed on Schedule 1.1(a), each as may be amended or amended and restated from time to time.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets, including all associated documentation related to any of the foregoing, owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries.
“Law” means any federal, state, territorial, foreign, international, multinational or supranational or local law, common law, statute, ordinance, judicial decision, rule, regulation, agency requirement or other legal requirement, license, treaty, ruling, Governmental Order or permit, directive or code of any Governmental Authority or decisions having the force of law in any jurisdiction from time to time, including Health Care Laws.
“Leased Real Property” means all real property leased, used, or otherwise occupied by the Company.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Liability” means any direct or indirect liability, Loss, Tax, interest obligation, deficiency, judgement, assessment, fine, fee, penalty, expense, Funded Debt, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or other, including “off-balance sheet” liabilities and those arising under any Law, Action or judgment and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any of its Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, lease, adverse claim, levy, charge, hypothecation, encumbrance, security interest or other lien or restriction of any kind whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.
“Listed Contract” has the meaning specified in Section 4.12(a).
“Losses” means any and all claims, judgments, actions, causes of action, losses, Governmental Orders, Taxes, fines, amounts paid in settlement, costs (including the costs of defense and enforcement of this Agreement), liabilities, fees, interest obligations, deficiencies or damages (including punitive, exemplary, special, incidental or consequential damages provided that either (x) any such punitive, exemplary, special, incidental, or consequential damages are actually awarded to a third party by a Governmental Authority or (y) in the case of special, incidental or consequential damages only, any such special or consequential damages are reasonably foreseeable, including reasonable attorneys’ fees and experts’ fees and expenses (whether incurred in connection with a first-party claim or action (including a claim or action for indemnity hereunder), a Third Party Claim or otherwise), expenses.
“Majority Holders” has the meaning specified in Section 12.1.
“Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any event, change, circumstance, effect, development or state of facts (whether specific to the applicable party or generally applicable to multiple parties), that has, or would, individually or in the aggregate with other events, reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the financial condition, business, results of operations, assets or Liabilities, of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby or to perform any of its material obligations under this Agreement; provided, however, that in no event will any of the following be deemed to constitute a “Material Adverse Effect” on or in respect of the Company: (i) changes in general United States or global business, industry or economic conditions, (ii) general changes in national or international political or social conditions, including the engagement by the United States or another government in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) changes in GAAP (or interpretations thereof), (iv) changes in Laws (or interpretations thereof), (v) natural disasters, weather conditions, epidemics or pandemics, including the impacts from COVID-19 and measures taken in response to COVID-19, or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (vi) changes directly resulting from the execution, announcement or pendency of any of the transactions contemplated by this Agreement, (vii) any action taken that Buyer has expressly consented to or requested in writing, or (viii) any failure to meet financial projections, estimates or forecasts for any period (it being understood and agreed that the exception in this clause (viii) shall not preclude any party from asserting that the facts giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect); provided, that with respect to subclauses (i), (ii), (iii), (iv) and (v), above, such event, fact, change, development, circumstance or effect does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industries in which the Company and its Subsidiaries conduct business.
“Material Claims” has the meaning specified in Section 11.4(e).
“Merger” has the meaning specified in Section 2.1(a).
“Merger Consent” has the meaning specified in the Recitals.
“Merger Sub” has the meaning specified in the preamble hereto.
“Milestone Achievement Efforts” has the meaning specified in Section 3.10(e).
“Milestone Obligor” means Buyer, its Affiliates (including the Surviving Corporation) or any licensee or sublicensee thereof.
“Milestone Payment” has the meaning specified in Section 3.10(a).
“Milestone Payment Amount” has the meaning specified in Section 3.10(b)(v).
“Milestone Report” has the meaning specified in Section 3.10(a).
“Milestones” has the meaning specified in Section 3.10(a)(xviii).
“Net Working Capital” as of any date means an amount equal to (a) the current assets of the Company as of such date (excluding Cash, and deferred and non-deferred Tax assets), minus (b) the current liabilities of the Company as of such date (excluding Funded Debt and any other deferred and non-deferred Tax liabilities), in each case, as calculated in accordance with Section 3.4(a). A sample net working capital statement calculating the Net Working Capital as of June 30, 2021 (and containing reasonable detail regarding the Accounting Principles) is set forth on Annex E (the “Sample Working Capital Statement”).
“New Target” has the meaning specified in Section 3.10(b)(vi).
“Non T-Cell Engager Platform” means the antibody engineering capability platform that generates multi-specific antibodies that contain a tumor antigen binding region and a signal through (a) a co-stimulatory receptor such as CD137 or (b) a cytokine receptor such as IL-2R.
“OmniClic™ Platform” means [***].

“OmniFlic® Platform” means [***].
“Open Source Software” means any software, libraries or other code (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, MIT License or any other public source code license arrangement), (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making modifications or derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, decompiling or disassembly of any kind, or (4) redistributable or otherwise made available at no charge or (c) any other license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org or other “free software” or similar licensing or distribution terms.
“Option Consideration” has the meaning specified in Section 3.1(f).
“Outside Date” has the meaning specified in Section 10.1(b)(ii).
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
“Payment Spreadsheet” has the meaning specified in Section 3.1(d).
“Pending Claim Reserve” has the meaning specified in Section 11.11(a).
“Permits” has the meaning specified in Section 4.18.
“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable, (b) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which an adequate reserve has been established in accordance with the Accounting Standards on the Financial Statements, (c) Liens securing rental payments under capital lease agreements, (d) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and not having a material effect on the use, value or marketability of the asset subject thereto, (e) Liens referred to in the Financial Statements, and (f) Liens described on Schedule 1.1(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Data” means information and data concerning, related to or capable of being used to identify, contact or locate a natural Person, device or household, including: (a) the Person’s name, street address, telephone number, email address, photograph, payment information, social security number, driver’s license number, passport number, customer or account number, or any other information that relates to or could be used to identify, contact or precisely locate such natural Person, devise or household, and (b) that is “personal information,” “personal data,” “personally identifiable information” or similar term under any Law.
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“Preclinical Company Milestone Candidate” has the meaning set forth in Section 3.10(b)(viii).
“Pre-Closing Holder Indemnified Party” has the meaning specified in Section 11.3.
“Pre-Closing Holder Released Claims” has the meaning specified in Section 13.5.
“Pre-Closing Holder Releasees” has the meaning specified in Section 13.5.
“Pre-Closing Holder Releasor” has the meaning specified in Section 13.5.
“Pre-Closing Holders” means all Persons who hold one or more Common Shares, Preferred Shares or Company Options immediately prior to the Effective Time.
“Pre-Closing Period” has the meaning specified in Section 6.1(a).
“Pre-Closing Taxes” means, collectively, (a) any Taxes of, imposed on or imposed with respect to, the Company or any of its Subsidiaries for any Pre-Closing Tax Period; (b) any Taxes of the Company or its Subsidiaries arising as a result of Sections 951 or 951A of the Code, in each case attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, determined as though the Tax year of Subsidiary of the Company that is a controlled foreign corporation within the meaning of Section 957 of the Code ended on the Closing Date and any inclusions under Section 951 or 951A of the Code with respect to such Subsidiary were reflected in the Company’s Pre-Closing Tax Period Tax Returns; (c) any Taxes of the Pre-Closing Holders for any Tax period; (d) any Transfer Taxes payable by the Pre-Closing Holders pursuant to Section 8.5(f); (e) any Taxes attributable to any restructuring or reorganization undertaken by the Company and its Subsidiaries prior to the Closing, including the Restructuring; and (f) any Taxes imposed on, allocated or attributable to or incurred or payable by third parties with respect to which the Company or any of its Subsidiaries has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Pre-Closing Working Capital Statement” has the meaning specified in Section 3.3.
“Preferred Share” has the meaning specified in Section 3.1(a).
“Preferred Stock” means, collectively, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.
“Privacy Laws” means any and all applicable Laws, guidelines and codes of conduct governing the privacy, collection, processing, use, transfer, disclosure, protection, integrity and security of Personal Data, data security; data breach; data breach notification; data protection; consumer protection; the requirements for website and mobile application privacy policies and practices; profiling and tracking; advertising and marketing; and email, messaging and/or telemarketing, including: (a) domestic federal and state information privacy laws, including the Federal Trade Commission Act, Health Insurance Portability and Accountability Act (and other state equivalents), regulations by the Office for Human Research Protections, the U.S. Department of Health and Human Services, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act and California Consumer Privacy Act (the “CCPA”); (b) applicable EU / UK information privacy laws, including the General Data Protection Regulation 2016/679, the UK Data Protection the UK Data Protection Act 2018, the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003, and Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (and any national legislation that implements it); and (c) applicable industry frameworks such as the Payment Card Industry Data security Standards, in each case as applicable and in force from time to time, and as amended, consolidated, reenacted or replaced from time to time, and all other similar international, federal, state, provincial, and local Laws, as applicable.
“Pro Forma Payment Spreadsheet” has the meaning specified in Section 3.1(d).
“Pro-Rata Percentage” means, with respect to any Pre-Closing Holder, a ratio (expressed as a percentage) equal to (a) the aggregate consideration payable to such holder under this Agreement, divided by (b) the total consideration, as set forth in the Payment Spreadsheet.
“Product Data” has the meaning specified in Section 4.11(d).
“Product Platform(s)” means the TCE Platform, the Non T-Cell Engager Platform, the OmniClic™ Platform, the OmniFlic® Platform, the UniRat™ Platform, the Bioinformatics Platform.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), and any foreign and state law counterparts.
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“Regulated Product” has the meaning specified in Section 4.11(b).
“Regulatory Approval” means all approvals of the applicable Regulatory Authority(ies) necessary for the marketing and sale of a pharmaceutical product in a country.
“Regulatory Authority” means any applicable Governmental Authority responsible for granting approvals for the development, manufacture or commercialization (including Pricing Approvals) of pharmaceutical products in the relevant jurisdiction.
“Related Person” has the meaning specified in Section 4.23.
“Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, disposal, seepage, pumping, pouring, emptying, leaching, abandonment, or other release of any Hazardous Material from any source into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Authority was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA or any other Environmental Law.
“Remedies Exception” has the meaning specified in Section 4.3(b).
“Required Third Party Consents” shall mean the consents and approvals listed in Schedule 1.1(c).
“Requisite Stockholder Approval” has the meaning specified in Section 9.2(i).
“Restricted Cash” means security deposits, escrows, legal retainers, supplier cash deposits or other similar amounts.
“Restructuring Step Plan” means the transaction structure plan attached as Annex D hereto.
“Second Amended and Restated License Agreements” means (i) that certain Second Amended and Restated Asset Assignment and License Agreement, by and between TeneoTwo and the Company, (ii) that certain Second Amended and Restated Asset Assignment and License Agreement, by and between TeneoFour and the Company, and (iii) that certain Amended and Restated Asset Assignment and License Agreement, by and between TeneoTen and the Company, in each case substantially in the forms attached as Exhibit E hereto.

“Second Phase I Clinical Candidate” has the meaning specified in Section 3.10(a)(iv).
“Section 1542” has the meaning specified in Section 13.5.
“Seller Tax Contest” has the meaning specified in Section 8.5(d).
“Semi-Fundamental Representations” means the representations and warranties contained in Section 4.11 (Compliance with Laws; FDA) and Section 4.20 (Intellectual Property).
“Series A-1 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Company Charter.
“Series A-2 Preferred Stock” means the preferred stock of the Company, par value $0.0001 per share, designated as Series A-2 Preferred Stock in the Company Charter.
“Shareholder TeneoOne Payment” has the meaning specified in Section 3.11.
“Shares” means, collectively, the Common Shares and the Preferred Shares.
“Stockholder Notice” has the meaning specified in Section 6.6.
“Stockholder Representative” has the meaning specified in Section 12.1.
“Stockholder Representative Expense Fund” has the meaning specified in Section 3.5.
“Stockholder Representative Expenses” has the meaning specified in Section 3.5.
“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.
“Straddle Period Tax Return” has the meaning specified in Section 8.5(b).
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the equity securities or Equity Interests is owned, directly or indirectly, by such Person; provided that with respect to the Company, each of the Teneo Subsidiaries shall be considered a “Subsidiary” but no Excluded Entity shall be considered a “Subsidiary” for purposes of this Agreement (unless otherwise specified).
“Surviving Corporation” has the meaning specified in Section 2.1(b).
“Target Closing Date Net Working Capital” means negative two million five hundred thousand U.S. Dollars ($2,500,000).
“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Contest” has the meaning specified in Section 8.5(d).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Tax Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
“Taxes” means all federal, state, local, foreign or other taxes, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, escheat, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto, whether disputed or not.
“TeneoEight” means TeneoEight, Inc., a Delaware corporation.
“TeneoFive” means TeneoFive, Inc., a Delaware corporation.
“TeneoFour” means TeneoFour, Inc., a Delaware corporation.
“TeneoFour Business” means the business, operations, assets and liabilities of TeneoFour as of the date hereof concerning the development and commercialization of TNB738.
“TeneoNine” means TeneoNine, Inc., a Delaware corporation.
“TeneoOne” means TeneoOne, Inc., a Delaware corporation.
“TeneoOne Business” means the business, operations, assets and liabilities of TeneoOne as of the date hereof concerning the development and commercialization of TNB383B.
“TeneoOne Proceeds” means all payments received by the Company at the closing of the TeneoOne Sale and all payments received by the Company through the release of amounts escrowed at the closing of the TeneoOne Sale, in each case as a result of the Company’s equity ownership of TeneoOne in connection with the TeneoOne Sale. For the avoidance of doubt, the TeneoOne Proceeds shall not include any milestone payments received pursuant to the TeneoOne Sale.
“TeneoOne Sale” means the sale of the stock of TeneoOne to AbbVie pursuant to that Warrant to Purchase Common Stock by and between TeneoOne and AbbVie, dated February 8, 2019.
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“TeneoSeven” means TeneoSeven, Inc., a Delaware corporation.
“TeneoSix” means TeneoSix, Inc., a Delaware corporation.

“Teneo Subsidiaries” means all Subsidiaries of the Company other than the Excluded Entities.
“TeneoTen” means TeneoTen, Inc., a Delaware corporation.
“TeneoTen Business” means the business, operations, assets and liabilities of TeneoTen as of the date hereof concerning the development and commercialization of bi-specific antibodies binding to the surface antigen of Hepatitis B (HBsAg) and CD3.
“TeneoThree” means TeneoThree, Inc., a Delaware corporation.
“TeneoTwo” means TeneoTwo, Inc., a Delaware corporation.
“TeneoTwo Business” means the business, operations, assets and liabilities of TeneoTwo as of the date hereof concerning the development and commercialization of TNB486.
“TCE Platform” means the T-cell engager antibody engineering capability platform that generates bi-specific antibodies that contain [***].
“Third Party Claim” has the meaning specified in Section 11.5(b).
“Third Phase I Clinical Candidate” has the meaning specified in Section 3.10(a)(v).
“TNB-585” means the PSMA x CD3 T-cell engaging bispecific antibody with the heavy and light chain amino acid sequences as set forth on Annex A.
“TNB-585 Product” has the meaning specified in Section 3.10(b)(x).
“Transaction Documents” means the Escrow Agreement, the Second Amended and Restated License Agreements, and all other agreements, instruments and certificates contemplated herein or therein to which any Party is a party.
“Transaction Expenses” means all fees, costs, expenses and other amounts incurred by or on behalf of the Company in connection with this Agreement, the Merger, the Restructuring and the other transactions contemplated hereby, including (a) those of investment bankers or other financial advisors, financial sponsors, legal counsel, accounting, consulting and other advisors, (b) those of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, (c) the Company D&O Policy, and (d) transaction bonuses, retention payments, or change of control payments payable to a service provider of the Company or its Subsidiaries solely as a result of the consummation of the Closing, including amounts payable pursuant to any phantom unit award agreement with the Company or any Subsidiary, and the employer portion of any employment Taxes that are incurred by the Company or its Subsidiaries in connection with the payment of any amounts described in this subclause (d) or in connection with the payment of any amounts under this Agreement with respect to Company Options, including, for the avoidance of doubt, Milestone Payments, but, in all cases, excluding (i) any such payment that is payable or any amount that is accrued or credited and that would become payable (and all such

Taxes due and payable by the Company with respect thereto) as a result of: (x) the termination of the employment or service relationship of any officer, director, employee or consultant of the Company that occurs after the Closing, or (y) any arrangement put in place by or at the written request of Buyer, or (ii) any such payment to the extent accrued for in the Net Working Capital as of the Closing.
“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, or other similar Tax (including all applicable real estate transfer Taxes) payable as a result of the consummation of the transactions contemplated hereby.
“UniRat™ Platform” means [***].
“Written Consent” has the meaning specified in the Recitals.
“Year-End Financial Statements” has the meaning specified in Section 4.8.
Section 1.2    Construction. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” “Exhibit” or “Annex” refer to the specified Article or Section of, or Schedule, Exhibit or Annex to, this Agreement; (e) the word “including” shall mean “including, without limitation,” and (f) unless the context of this Agreement otherwise requires, the word “or” shall be disjunctive but not exclusive.
(a)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(b)    Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.
(c)    The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(e)    The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(f)    All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.
Section 1.3    Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the knowledge of, in the case of the Company, the individuals listed on Schedule 1.3,

including in each case the knowledge that such individuals would have after reasonable inquiry of such person’s direct reports, and in the case of all other parties, such party’s executive officers.
ARTICLE II.
THE MERGER; CLOSING
Section 2.1    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Exhibit B (the “Certificate of Merger”).
(b)    Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned Subsidiary of Buyer.
Section 2.2    Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.
Section 2.3    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided, that this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    At the Effective Time, the Company Charter shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Exhibit C, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.
(b)    The parties hereto shall take all actions necessary so that the Company Bylaws shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.
Section 2.5    Directors and Officers of the Surviving Corporation.
(a)    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
ARTICLE III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS
Section 3.1    Conversion of Company Shares; Treatment of Company Options.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub, each share of Company Capital Stock held by Buyer, Merger Sub or the Company in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”). At the Effective Time, by virtue of the Merger and without any action on the part of any Pre-Closing Holder (other than compliance with Section 3.2(b) by the applicable holder), (i) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the Effective Time (including restricted Common Shares, but other than (A) Cancelled Shares and (B) shares (each, a “Dissenting Share”) of Company Capital Stock held by Persons who object to the Merger and comply with the provisions of the DGCL and CGCL concerning the rights of holders of

Company Capital Stock to dissent from the Merger and require appraisal of their shares of Common Stock (the “Dissenting Stockholders”), which Cancelled Shares and Dissenting Shares shall not constitute “Common Shares” hereunder) and (ii) each share (a “Preferred Share”) of Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Shares and (B) Dissenting Shares, which Cancelled Shares and Dissenting Shares shall not constitute “Preferred Shares” hereunder), in each case, shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Final Merger Consideration as set forth on the Payment Spreadsheet (as defined below).
(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, each share of common stock, par value $0.0001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.0001 per share, of the Surviving Corporation.
(c)    Subject to the adjustments set forth in Section 3.4, the “Closing Merger Consideration” shall consist of nine hundred million U.S. Dollars ($900,000,000) in cash, plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, plus (iii) the Estimated Closing Date Cash, plus (iv) the Aggregate Option Exercise Price, less (v) the amount of the Stockholder Representative Expense Fund, less (vi) any Estimated Closing Date Transaction Expenses that remain unpaid as of the Closing. The “Final Merger Consideration” shall consist of the Closing Merger Consideration plus (A) any Milestone Payment Amount paid pursuant to Section 3.10 less (B) any Transaction Expenses paid as a result of any Milestone Payments pursuant to Section 3.10, plus (C) amounts paid to the Pre-Closing Holders pursuant to Section 11.11, if any.
(d)    Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Exchange Agent and Buyer a spreadsheet (the “Payment Spreadsheet”), certified as true, correct and complete in all respects by an officer of the Company, that sets forth: (i) the portion of the Closing Merger Consideration that each Pre-Closing Holder is entitled to receive; (ii) the portion of the Closing Merger Consideration that each Pre-Closing Holder will be deemed to have deposited with the Escrow Agent as part of the Escrow Funds; (iii) the amounts and payees of any Funded Debt, if any, outstanding as of the Effective Time; (iv) the amounts of any Transaction Expenses that remain unpaid as of immediately prior to the Closing and the payees to whom such amounts are owed; (v) wire instructions with respect to all amounts designated in such spreadsheet; (vi) each Pre-Closing Holder’s Pro-Rata Percentage; (vii) the amount of the Stockholder Representative Expense Fund; (viii) the amount payable to each PreClosing Holder for each Milestone Payment that becomes payable, if any, pursuant to Section 3.10; and (ix) the amounts of any Transaction Expenses that become payable as a result of any Milestone Payment that is paid, if any, pursuant to Section 3.10 and the payees to whom such amounts are owed. The Company shall provide promptly to Buyer all information and reasonable access to the Company’s personnel, books and records as Buyer shall reasonably request in connection with its review of the Payment Spreadsheet, including all work papers of the accountants who audited, compiled or reviewed such statement. The Company shall revise and deliver an updated Payment Spreadsheet to the Exchange Agent and Buyer, certified as true, correct and complete in all respects by an officer of the Company, which shall reflect changes thereto as have been reasonably requested by Buyer or the Exchange Agent. Annex B sets forth a pro forma Payment Spreadsheet as if the Closing had occurred on August 31, 2021 (the “Pro Forma Payment Spreadsheet”).
(e)    From and after the Effective Time, (i) holders of Certificates shall cease to have any rights as stockholders of the Company and (ii) the consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, subject to the continuing rights of the Pre-Closing Holders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter.
(f)    Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the Company or any other Person, each unexpired, unexercised option to purchase Common Shares (the “Company Options”) granted pursuant to the Company Equity Plan that is vested prior to, becomes vested in connection with, the Closing, will be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option will be entitled to receive, in consideration of such cancelled Company Option and in full settlement therefor, a payment in cash of an amount equal to the applicable portion of the Final Merger Consideration as set forth on the Payment Spreadsheet (the aggregate consideration to be paid to holders of Company Options at Closing, the “Closing Option Consideration,” and the aggregate consideration to be paid to holders of Company Options pursuant to this Agreement, including Section 3.10 hereof, the “Option Consideration”). Immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of the Company or any other Person, each Company Option granted pursuant to the Company Equity Plan that is not vested prior to, and does not becomes vested in connection with, the Closing, will be cancelled for no consideration, and each former holder of any such cancelled Company Option will have no further rights or entitlements with respect to any such cancelled Company Option.
(g)    At or prior to the Effective Time, the Company shall take, and the board of directors of the Company shall adopt any resolutions required to approve, all actions which are necessary to (i) terminate, effective as of the Effective Time, the Company Equity Plan in accordance with its terms, and (ii) either (x) terminate, effective as of the Effective Time, all Company Options, in accordance with the terms of the Company Equity Plan, such that from and after the Effective Time no employee or other service provider of the Company or any participant under the Company Equity Plan shall have any option to purchase Common Shares or any other Equity Interest in the Company, or (y) effectuate the provisions of this Section 3.1 as it relates to Company Options. The Company shall take all actions necessary to ensure that, from and after the Effective Time, the Surviving Corporation will be required to deliver the Option Consideration to former holders of Company Options.
Section 3.2    Closing Payments and Exchange of Certificates.
(a)    At the Effective Time, Buyer shall pay or cause to be paid to Citibank, N.A., or such other agent as engaged by Buyer in its sole discretion (the “Exchange Agent”) by wire transfer of immediately available funds, an amount (the “Funding Amount”) equal to (i) the

Closing Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.4), minus (ii) the product of (A) the number of Dissenting Shares and (B) the per share portion of the Closing Merger Consideration that each Pre-Closing Holder is entitled to receive, minus (iii) the Escrow Amount, minus (iv) the Closing Option Consideration; provided, that Buyer will promptly thereafter pay to the Exchange Agent any amounts by which the Funding Amount increases due to any Dissenting Shares becoming Shares in accordance with Section 3.8.
(b)    After the Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for shares of Company Capital Stock (collectively, the “Certificates”), upon surrender of such Certificates and a duly completed and validly executed letter of transmittal in a form reasonably acceptable to Buyer (“Letter of Transmittal”) to the Exchange Agent, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.4) such portion of the Final Merger Consideration into which such holder’s Shares shall have been converted as a result of the Merger; provided, however, that a portion of the Closing Merger Consideration equal to the Escrow Amount otherwise payable to each Pre-Closing Holder, in the amounts set forth on the Payment Spreadsheet, shall be held in escrow in accordance with the Escrow Agreement. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s) a holder’s Certificate(s) shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Final Merger Consideration into which such Shares shall have been converted as a result of the Merger.
(c)    As soon as reasonably practicable following the Effective Time, but in no event later than one (1) Business Day after the Effective Time, Buyer shall deliver to the Surviving Corporation the Closing Option Consideration less the aggregate amount set forth on the Payment Spreadsheet that each holder of Company Options will be deemed to have deposited with the Escrow Agent as part of the Escrow Funds, and on or within ten (10) days following the Closing Date the Surviving Corporation shall pay to each former holder of Company Options through its payroll system (and subject to applicable Tax withholding) the Closing Option Consideration, if any, to be paid to such former holder of Company Options pursuant to Section 3.1(f) hereof and as set forth on the Payment Spreadsheet. No interest will be paid or accrued upon any Option Consideration.
(d)    At the Effective Time, Buyer (i) shall pay a portion of the Closing Merger Consideration equal to the Escrow Amount to Citibank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow in accordance with the terms of the Escrow Agreement.
Section 3.3    Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash; Estimated Closing Date Transaction Expenses. Not less than four (4) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement (the “Pre-Closing Working Capital Statement”) setting forth (a) its good faith estimate as of immediately prior to the Effective Time of (i) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (ii) Closing Date Funded Debt (“Estimated Closing Date

Funded Debt”), (iii) Closing Date Cash (“Estimated Closing Date Cash”) and (iv) Closing Date Transaction Expenses (“Estimated Closing Date Transaction Expenses”), and (b) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount and Closing Merger Consideration. The Company shall prepare the Pre-Closing Working Capital Statement using the same accounting principles, procedures and policies, with consistent classifications, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Sample Working Capital Statement (the “Accounting Principles”). The Company shall give Buyer a reasonable opportunity to review and comment on the Pre-Closing Working Capital Statement.
Section 3.4    Adjustment Amount.
(a)    On or before the ninetieth (90th) day following the Closing Date, Buyer may prepare and deliver to the Stockholder Representative (i) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iii) a calculation of Cash of the Company (“Closing Date Cash”) and (iv) a calculation of Transaction Expenses of the Company (“Closing Date Transaction Expenses”), in each case, calculated as of immediately prior to the Effective Time (the “Closing Working Capital Statement”). In the event that the Buyer does not provide the foregoing within such ninety (90)-day period, the Buyer shall be deemed to have agreed to the Closing Working Capital Statement and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses delivered by the Company, which shall be final, binding and conclusive for all purposes hereunder.
(b)    If the Stockholder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Cash, Closing Date Funded Debt, or Closing Date Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Working Capital Statement. In the event that the Stockholder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Stockholder Representative and Buyer shall be deemed to have agreed to the Closing Working Capital Statement and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. In the event any notice of disagreement is timely provided, Buyer and the Stockholder Representative shall use reasonable best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by KPMG LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Stockholder Representative (such firm, the “Independent Auditor”). Each of Buyer and the Stockholder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing

Date Transaction Expenses in writing to the Independent Auditor and to each other. The Independent Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Independent Auditor). The Independent Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Independent Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)). In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Independent Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses are finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Auditor relating to the work, if any, to be performed by the Independent Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Stockholder Representative as a Stockholder Representative Expense, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Stockholder Representative (set forth in the written submissions to the Independent Auditor) made by the Independent Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Stockholder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Transaction Expenses in the net amount of one million U.S. Dollars ($1,000,000), and the Independent Auditor determines that Buyer has a valid claim for four hundred thousand U.S. Dollars ($400,000) of the one million U.S. Dollars ($1,000,000), Buyer shall bear sixty percent (60%) of the fees and expenses of the Independent Auditor and the Stockholder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Auditor as a Stockholder Representative Expense.
(c)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.4(b)), minus Estimated Closing Date Cash plus (iv) Estimated Closing Date Transaction Expenses, minus Closing Date Transaction Expenses (as finally determined in accordance with Section 3.4(b)). The Adjustment Amount shall be paid in accordance with Section 3.4(b).
(d)    If (i) the Adjustment Amount is a positive number, then, within five (5) Business Days of the Determination Date, Buyer shall pay to the Exchange Agent for distribution to each Pre-Closing Holder (provided, that amounts payable in respect of Company Options shall be paid to the Surviving Corporation for payment through its payroll system) an amount in cash equal to

(A) such holder’s Pro-Rata Percentage, multiplied by (B) the Adjustment Amount, less any applicable withholding, and (ii) the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then within five (5) Business Days of the Determination Date, the Escrow Agent shall pay, from the Adjustment Escrow Funds, to Buyer an amount equal to the Deficit Amount; provided, that if the Adjustment Amount as finally determined pursuant to Section 3.4(b) and Section 3.4(c) is less than the Adjustment Escrow Funds, each of Buyer and the Stockholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse any such excess amount to the Exchange Agent to be paid to the Pre-Closing Holders as Final Merger Consideration in accordance with each Pre-Closing Holder’s Pro-Rata Percentage. Upon determination of the Adjustment Amount pursuant to Section 3.4(b) and Section 3.4(c), each of Buyer and the Stockholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds in accordance with this Section 3.4(d).
(e)    Any payments made to any party pursuant to Section 3.4 shall constitute an adjustment of the Closing Merger Consideration for Tax purposes and shall be treated as such by Buyer and the Company on their Tax Returns to the greatest extent permitted by Law.
Section 3.5    Stockholder Representative Expense Fund. On the Closing Date, Buyer shall pay an amount equal to three million U.S. dollars ($3,000,000) (the “Stockholder Representative Expense Fund”) by wire transfer of immediately available funds to an account designated by the Stockholder Representative, to be used: (i) for the purpose of paying the fees, losses, claims, damages, liabilities, costs, judgments, fines or amounts paid in settlement and expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) incurred, or that may in the future be incurred, by the Stockholder Representative on behalf of the Company and the PreClosing Holders in connection with the execution of this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (the “Stockholder Representative Expenses”), or (ii) as otherwise determined by the Advisory Group. The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Expense Fund and has no tax reporting or income distribution obligations. The Pre-Closing Holders will not receive any interest on the Stockholder Representative Expense Fund and assign to the Stockholder Representative any such interest. Subject to Advisory Group approval, the Stockholder Representative may contribute funds to the Stockholder Representative Expense Fund from any consideration otherwise distributable to the Pre-Closing Holders. For U.S. federal income and other applicable Tax purposes, the Stockholder Representative Expense Fund shall be treated as having been received by the Pre-Closing Holders and voluntarily set aside at the time of the Closing.
Section 3.6    Exchange Agent.

(a)    With respect to each payment to be paid by Buyer to the Pre-Closing Holders hereunder, promptly following the date that is six (6) months following the date that such payment is made by Buyer to the Exchange Agent, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash, Certificates and other documents in its possession relating to such payments, and the Exchange Agent’s duties shall terminate with respect thereto. Thereafter, each Pre-Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.
(b)    The Company and the Stockholder Representative acknowledge and agree that (i) upon payment by Buyer to the Exchange Agent of any amounts required to be paid hereunder to the Exchange Agent for the benefit of the Pre-Closing Holders, Buyer shall have fully satisfied and discharged its obligations to make any such payments hereunder and Buyer, the Surviving Corporation and their respective Affiliates shall have no further liability with respect to such payments, regardless of the manner or timeliness of any subsequent distributions to the Pre-Closing Holders, and (ii) the Company prior to Closing and the Stockholder Representative after Closing shall have full responsibility for allocating any payments required to be paid by Buyer hereunder amongst the Pre-Closing Holders and Buyer and its Affiliates will be indemnified hereunder for any Losses related to any inaccuracy in such allocation.
Section 3.7    Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided, however, that Buyer may, in its sole discretion, or as required by the Exchange Agent, and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to Buyer, against any claim that may be made against Buyer or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
Section 3.8    Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Final Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL or the CGCL, as applicable, shall receive payment therefor from the Surviving Corporation in accordance with the DGCL or CGCL, as applicable; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal or dissenters’ rights as provided in Section 262 of the DGCL or the CGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL or the CGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Common Share or Preferred Share, as applicable, immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder). The Company will give Buyer prompt notice of all notices received by the Company pursuant to Section 262 of the DGCL or the CGCL and the opportunity to participate in all negotiations and proceedings with respect to such demands. Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal or dissenters’ rights pursuant to Section 262 of the DGCL or the CGCL shall be entitled to vote his or her Shares for any purpose or receive payment of dividends or other distributions with respect to his or her Shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time). Any communication to be made by the Company to any stockholder with respect to Dissenting Shares shall be submitted to Buyer in advance and shall not be presented to any stockholder prior to the Company receiving Buyer’s prior written consent.
Section 3.9    Withholding. Buyer, the Company, the Surviving Corporation, the Stockholder Representative, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement, to any Person such amounts that Buyer, the Company, the Stockholder Representative, the Exchange Agent and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. Any party otherwise proposing to withhold from a payment to be made pursuant to this Agreement shall use commercially reasonable efforts to provide at least ten (10) days’ advance written notice to the party on behalf of which such withholding is to be made, and shall cooperate with any reasonable request by such party to reduce or eliminate the obligation to withhold. To the extent that amounts are withheld, and duly and timely deposited with the appropriate Governmental Authority, by Buyer, the Company, the Surviving Corporation, the Stockholder Representative, the Exchange Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.10    Milestone Payments.
(a)    Additional payments in cash (each, a “Milestone Payment”) shall be made by Buyer to the Exchange Agent for distribution as set forth on the Payment Spreadsheet pursuant to this Section 3.10 upon the achievement of the milestones set forth below: [***]
Until the earlier of (i) [***] after the Closing Date and (ii) the payment of all Milestone Payments payable under this Agreement, within thirty (30) days after the end of each calendar year, Buyer shall submit to the Shareholder Representative a written report (each, a “Milestone Report”) certified as accurate by an officer in Buyer’s research and development function describing with respect to each Milestone above, the progress that has been made towards achieving such Milestone, which Milestone Report shall be reasonably detailed to enable the Shareholder Representative to determine on a Milestone-by-Milestone basis, the progress that has been achieved; provided, however, that the first Milestone Report hereunder shall be due on January 31, 2023. At the request of Shareholder Representative, Buyer shall make available to the Shareholder Representative or its designee an individual to answer commercially reasonable questions that the Shareholder Representative may have based on a review of the Milestone Report. All reports, materials and information, including each Milestone Report, provided to the Shareholder Representative under this Section 3.10 shall be subject to a reasonable and customary confidentiality agreement between Buyer and the Shareholder Representative.
For the avoidance of doubt, each of the Milestone Payments shall be payable only once upon the first achievement of the corresponding Milestone, no amounts shall be due for subsequent or repeated achievement of any such Milestone and no more than one Milestone Payment under clauses (iii)-(vi) and (vii)-(x) of this Section 3.10, respectively, shall be paid for each Preclinical Company Milestone Candidate. In accordance with the foregoing, the maximum total Milestone Payments payable by Buyer shall not exceed one billion six hundred million U.S. Dollars ($1,600,000,000). Notwithstanding anything herein to the contrary, Buyer may only reduce the Milestone Payments pursuant to Section 11.8 and by the amount of any Transaction Expenses not previously deducted from amounts otherwise paid hereunder or any Transaction Expenses arising as a result of such Milestone Payment, as applicable.
(b)    Certain Definitions.
(i)    “Clinical Trial” means, a research study in which a drug is administered or dispensed to, or used involving, human subjects, as described in 21 C.F.R. 312.3(b).
(ii)    [***].
(iii)    “IND” means (a) an Investigational New Drug Application as defined in the FDCA and described in 21 C.F.R. Part 312 and (b) all supplements and amendments thereto.
(iv)    [***].
(v)    “Milestone Payment Amount” means, with respect to each Milestone identified in Section 3.10(a) the amount that becomes payable in accordance with Section 3.10(a) upon the achievement of such Milestone.
(vi)    [***].
(vii)    [***].
(viii)    “Preclinical Company Milestone Candidate” means a product candidate in an Eligible Program.
(ix)    [***].

(x)    “TNB-585 Product” means any product (in any dosage, form, formulation, presentation or package configuration) that contains TNB-585.
(c)    Determining Achievement of Milestones. Within thirty (30) days after the occurrence of a Milestone, Buyer shall provide notice to the Stockholder Representative that such Milestone has occurred.
(d)    Milestone Payment Procedures. Within forty-five (45) days following delivery by Buyer of written notice that a Milestone has been achieved, Buyer shall pay, subject to Section 11.8, by wire transfer of immediately available funds, to the Exchange Agent for the benefit of and to be distributed to the Pre-Closing Holders, the applicable amount to be paid out as set forth on the Payment Spreadsheet; provided, however, that the amount set forth on the Payment Spreadsheet for delivery to the former holders of Company Options shall be paid to the Surviving Corporation for distribution through the Surviving Corporation’s payroll system.
(e)    Milestone Achievement Efforts. Following the Effective Time, until the tenth (10th) anniversary of the Closing Date, Buyer shall use Milestone Achievement Efforts to cause each of the Milestones to be achieved as promptly as reasonably practicable following the Closing. “Milestone Achievement Efforts” means, with respect to the efforts and resources to be expended, or considerations to be undertaken, by Buyer with respect to any material objective, activity or decision to be undertaken with respect to the achievement of the Milestones, reasonable efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and prioritized resources as a similarly situated company in the biotechnology industry with resources and capabilities similarly adequate for the appropriate performance and completion of the applicable activities (a “Capable Biotech Company”) would normally use in the exercise of its reasonable business discretion to accomplish a similar objective, activity or decision; it being understood and agreed that with respect to the development and commercialization of a product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Capable Biotech Company under similar circumstances with respect to a compound or product owned by it, or to which it has similar rights, which compound or product is at a similar stage in its development, commercialization or product life, is in a similar therapeutic and disease area and is of similar market potential, taking into account all scientific, commercial, and other factors that a Capable Biotech Company would reasonably be expected to take into account, including issues of safety and efficacy, expected and actual cost and time to develop, expected and actual profitability (including any payments required hereunder), expected and actual competitiveness of alternative products (including generic or biosimilar products) in development or in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of regulatory approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required.
(f)    Termination of Milestone Obligations. Notwithstanding any other provision of this Section 3.10 or any other provision of this Agreement, Buyer’s obligations under this Section 3.10 with respect to any Milestone (including the obligation to make Milestone

Payments) shall terminate and be of no further force and effect if such Milestone has not been achieved by the tenth (10th) anniversary of the Closing Date.
(g)    Sole Agreements with Respect to Milestones. The covenants and agreements contained in this Section 3.10 are the only agreements or commitments with respect to the Milestones made by Buyer or its Affiliates (including the Surviving Corporation), and except as expressly set forth in this Section 3.10, such development after the Effective Time shall be in Buyer’s sole discretion. The Company acknowledges it has not relied on any statements or information from Buyer other than the representations and warranties of Buyer set forth in this Agreement. The Company hereby waives, disclaims and forever relinquishes any right to any claim in respect of a Milestone Payment based on any representation, warranty, covenant or agreement other than those expressly set forth in this Agreement. For the avoidance of doubt, any right of a Pre-Closing Holder to receive any portion of the Milestone Payments (i) does not represent any equity or ownership interest in the Surviving Corporation or Buyer, and (ii) does not confer upon the Pre-Closing Holders any rights common to stockholders of the Surviving Corporation or Buyer, including any voting or dividend rights.
(h)    Non-Transferrable. The right to receive Milestone Payments is non-transferrable other than (i) on death by will or intestacy, (ii) pursuant to a court order, (iii) by operation of Law (including a consolidation or merger), (iv) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren of such Pre-Closing Holder, or any of their issue (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Pre-Closing Holder or such Pre-Closing Holder’s Approved Relatives, or (v) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.
Section 3.11    [***].
Section 3.12    Tax Treatment. If and to the extent a Milestone Payment [***] is made to the Pre-Closing Holders, such payment shall be treated as additional consideration in the Merger and as adjustments to the Final Merger Consideration and the Option Consideration for Tax purposes, and interest will be imputed on such amount if and to the extent required by Sections 483 or 1274 of the Code. Absent a determination within the meaning of Section 1313(a) of the Code, for all applicable Tax purposes, no party hereto shall take any action or filing position inconsistent with the foregoing treatment.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the schedules to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Company represents and warrants to Buyer and Merger Sub as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, as follows (it being understood that each representation and warranty that calls for disclosure as contained in this Article IV is subject to (a) the exceptions and disclosures set forth in the section or subsection of the Disclosure Schedules corresponding to the particular section or subsection in this Article IV in which such representation and warranty appears; and (b) any exceptions or disclosures disclosed in any other section or subsection of the Disclosure Schedules to the extent that it is reasonably apparent, upon reading such disclosure, that the disclosure is responsive to such other section or subsection of this Article IV and such representation and warranty calls for disclosure):
Section 4.1    Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, license, lease and operate, as applicable, its assets and properties as they have been and are now being owned, licensed, leased and operated and to carry on its respective business as it has been and is now or presently proposed to be conducted. The copies of the Company Charter and the Company Bylaws made available by the Company to Buyer or its representatives are true and complete and in full force and effect. The Company is not in violation of any of the provisions of its organizational and governing documents, including but not limited to the Company Charter and the Company Bylaws. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Company or any of its Subsidiaries. Schedule 4.1 sets forth the names and titles of the directors and officers of the Company.
Section 4.2    Subsidiaries.
(a)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite entity power and authority to own, license, lease and operate, as applicable, its respective assets and properties as they have been and are now being owned, licensed, leased and operated and to carry on its respective business as it has been and is now or presently proposed to be conducted. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Company or any of its Subsidiaries. Schedule 4.2(a)(i) sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company and each jurisdiction in which each such Subsidiary of the Company is qualified, registered or licensed to do business. The Company has provided to Buyer true and complete copies of the applicable organizational and governing documents of each Subsidiary of the Company, in each case as in effect. No Subsidiary of the Company is in violation of any of the provisions of its respective organizational and governing documents. Schedule 4.2(a)(ii) sets forth the names and titles of the directors and officers, as applicable, of each Subsidiary of the Company.
(b)    Schedule 4.2(b) sets forth the authorized, issued and outstanding Equity Interests of each Subsidiary of the Company and the record ownership thereof, including with respect to stock options, the granting entity, number of shares underlying the stock option, the type

(incentive or nonqualified), vesting schedule, expiration date, exercise price and jurisdiction. Except as listed on Schedule 4.2(b), neither the Company nor any Subsidiary of the Company (i) owns, directly or indirectly, any equity, economic, voting or management interest in any other Person or any share capital, debt instruments, voting securities or other interests exercisable or exchangeable for, or convertible into, any of the foregoing or (ii) is party to any partnership or joint venture agreement. No Subsidiary of the Company has any obligation or liability regarding the making of any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, are owned free and clear of all Liens, and are not subject to, and were not issued in breach or violation of, any provision of applicable Laws, the organizational and governing documents of such Subsidiary, any Contract to which any Subsidiary of the Company is a party or is otherwise bound or any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. With respect to any stock option, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective on the date the option was granted by all necessary corporate action, (ii) each option has an exercise price equal to no less than the fair market value of the underlying shares of common stock on the applicable grant date as determined by the granting entity’s board of directors in good faith and (iii) no option provides for any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, as determined in accordance with Section 409A of the Code.
Section 4.3    Due Authorization.
(a)    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Merger Consent, to consummate the Merger and the other transactions contemplated hereby. The Merger Consent is sufficient for the holders of the Company Capital Stock to adopt this Agreement, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required in accordance with the provisions of the DGCL). The board of directors of the Company has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL and the CGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger (the “Board Recommendation”).
(b)    This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Law affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law (collectively, the “Remedies Exception”).
(c)    Assuming (x) the making of all filings and notifications as may be required or advisable in connection with the Transactions under the HSR Act and any other applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of substantially lessening competition, monopolization or restraint of trade (collectively, the “Antitrust Laws”) and authorization, clearance, consent, approval or expiration or early termination of the applicable waiting period under the Antitrust Laws and (y) receipt of the Merger Consent, the execution and delivery of this Agreement by the Company does not constitute, and the consummation by the Company of the transactions contemplated hereby will not result in, a termination, cancellation, acceleration or breach or violation by the Company of, or a default by the Company under (with or without notice or lapse of time, or both), (i) any provision of the Company Charter and the Company Bylaws, (ii) any Contract or (iii) any applicable Law to the Company or any of its assets, except in the case of clause (ii) where such termination, cancellation, acceleration, breach or violation would not reasonably be expected to be material to the Company.
Section 4.4    Vote Required. The votes comprising the Merger Consent are the only votes, including of any class or series of Company Capital Stock required under the DGCL and the CGCL, to approve this Agreement and the transactions contemplated hereby, including the Merger. Prior to the execution and delivery of this Agreement, the Company has prepared and distributed Written Consents to Company Stockholders holding at least the number and class of shares sufficient to provide the Merger Consent.
Section 4.5    No Conflict. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company or its Subsidiaries is subject or by which any property or asset of the Company or its Subsidiaries is bound, (b) conflict with the Company Charter and the Company Bylaws, (c) violate any provision of or result in a breach of, or require a consent under, any Contract listed on Schedule 4.12, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company or its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any item set forth in clause (c) would not reasonably be expected to be material to the Company, taken as a whole.
Section 4.6    Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar, applicable foreign Law, (b) as otherwise disclosed on Schedule 4.6 and (c) the filing of the Certificate of Merger in accordance with the DGCL.
Section 4.7    Capitalization of the Company.
(a)    The authorized capital stock of the Company consists of:
(i)    52,000,000 of Common Stock, of which 6,757,270 shares are issued and outstanding as of the date of this Agreement.
(ii)    35,726,483 shares of Preferred Stock, of which 9,726,483 shares have been designated as Series A-1 Preferred Stock, all of which are issued and outstanding as of the date of this Agreement, and 26,000,000 shares have been designated Series A-2 Preferred Stock, 25,982,598 of which are issued and outstanding as of the date of this Agreement.
All of the issued and outstanding shares of Company Capital Stock (A) are duly authorized, validly issued, fully paid and non-assessable, (B) are free of any Liens created by the Company, (C) were not issued in violation of any preemptive rights or rights of first refusal created by applicable Law or any provisions of the Company Charter and the Company Bylaws or any agreement to which the Company is a party or by which it is bound and (D) have been issued in compliance with applicable federal and state securities or “blue sky” Laws. Schedule 4.7(a) sets forth, as of the date of this Agreement, the name of each holder of shares of Company Capital Stock and the true and correct number of shares of Common Stock and Preferred Stock held of record by each such stockholder. There are no accrued, declared or unpaid dividends with respect to any issued and outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Final Merger Consideration hereunder.
(b)    As of the date hereof, 8,661,970 shares of Common Stock are subject to outstanding Company Options. Schedule 4.7(b)(i) sets forth with respect to each Company Option, as of the date hereof, the name of the holder thereof, the number of vested and unvested shares of Common Stock subject thereto, the type (nonqualified or incentive), expiration date, the exercise price and jurisdiction, thereof. The Company has delivered to Buyer an accurate and complete copy of the Company Equity Plan. With respect to the Company Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective on the date the option was granted by all necessary corporate action, (ii) each option was granted pursuant to the Company Equity Plan and has an exercise price equal to no less than the fair market value of the underlying shares of Common Stock on the applicable grant date as determined by the Company’s board of directors in good faith and (iii) no option provides for any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, as determined in accordance with Section 409A of the Code. A complete and accurate list of each holder of restricted Common Stock and the vesting schedule of such Common stock is set forth on Schedule 4.7(b)(ii). With respect to each share of restricted Common Stock, a timely election pursuant to Section 83(b) of the Code has been made and remitted to the IRS.

(c)    Except (i) as set forth in this Section 4.7 or (ii) as set forth on Schedule 4.7(b), the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
(d)    Except as set forth on Schedule 4.7(d) there are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Equity Interest of the Company to which the Company is a party, or by which it is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding Equity Interest of the Company; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company; and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the governance of the Company or the voting or transfer of any Equity Interest the Company.
(e)    The Payment Spreadsheet will set forth the capitalization of the Company immediately prior to the Effective Time, taking into account the consummation of the Restructuring Plan and set forth the applicable portion of the Final Merger Consideration payable to each Pre-Closing Holder, as contemplated by this Agreement.
Section 4.8    Financial Statements. Attached as Schedule 4.8 are (a) the audited consolidated balance sheet and statements of operations, stockholders’ equity and cash flow of the Company as of and for the twelve (12) month period ended December 31, 2019 (the “Year-End Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income, operations, stockholders’ equity and cash flow of the Company as of and for the twelve month period ended December 31, 2020 and the six (6) month period ended June 30, 2021 (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements,” and such date, the “Company Balance Sheet Date”). The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with the Accounting Standards on a consistent basis through the periods indicated and with each other (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments). The Company maintains a standard system of accounting established and administered in accordance with GAAP.
Section 4.9    Undisclosed Liabilities. There is no liability, debt or obligation of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with the Accounting Standards, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Company, not exceeding one hundred thousand U.S. Dollars ($100,000), individually or in the aggregate, (c)

incurred in connection with the transactions contemplated by this Agreement or (d) disclosed on Schedule 4.9.
Section 4.10    Litigation and Proceedings. There are no pending or, to the knowledge of the Company threatened, lawsuits, actions, suits, subpoenas, investigations or civil investigative demands, claims or other proceedings at law or in equity (including any allegations or investigations of violations of any Health Care Law), in each case, before or by any Governmental Authority against the Company or any of its Subsidiaries or any officer, director, employee, manager or agent, in each case, acting for or on behalf of the Company or any of its Subsidiaries.
Section 4.11    Compliance with Laws; Governmental Authorities.
(a)    The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws, including Health Care Laws, Privacy Laws, Anti-Corruption Laws, and International Trade Laws. Neither the Company nor any of its Subsidiaries have received any written notice, correspondence, or communication from any Governmental Authority alleging or asserting a violation of any applicable Law, including Health Care Laws, Privacy Laws, Anti-Corruption Laws, and International Trade Laws. Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, deferred prosecution agreement, nonprosecution agreement or similar agreement with or imposed by any Governmental Authority. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or imposition of any penalties against or affecting the businesses of the Company or any of its Subsidiaries relating to or arising out of Health Care Laws, Privacy Laws, Anti-Corruption Laws, and International Trade Laws.
(b)    As to each of the product candidates set forth in Schedule 4.11(b) currently under research and/or development by the Company and its Subsidiaries and subject to the jurisdiction of the FDA or any equivalent Governmental Authority in any legal jurisdiction other than the U.S. (including, for clarity, TNB-585 and the product candidates included in the Eligible Programs for which an IND has been filed) (each such product, a “Regulated Product”), such Regulated Product is being and has been researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under Health Care Laws, including the provisions of the FDCA relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. Neither the Company nor any of its Subsidiaries have received any notice or other communication from any Governmental Authority and no Governmental Authority has or is (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Regulated Product or (ii) alleging any violation by the Company or any of its Subsidiaries of any Law applicable to a Regulated Product.
(c)    The Company is the sole and exclusive owner of all filings and applications submitted to, and all authorizations or designations granted by, the FDA and other Governmental Authorities for each Regulated Product, including any IND, BLA (to the extent applicable) or other marketing authorization, orphan drug designation and the like, of any jurisdiction, each of which is set forth on Schedule 4.11(c) (collectively, the “Company Regulatory Filings”), free and clear of any Liens. The Company has complied with all requirements to notify FDA and other Governmental Authorities of any transfers of ownership of Company Regulatory Filings, including orphan drug designations. All Company Regulatory Filings, including orphan drug designations, have been transferred to the Company in accordance with applicable Health Care Laws, remain valid, and have not been varied. No IND filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any other applicable Governmental Authority has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.
(d)    The Company has provided or made available to Buyer true, complete and correct copies of (i) all Company Regulatory Filings and related correspondence with applicable Governmental Authorities and (ii) all available clinical and non-clinical data (including interim data (including safety, efficacy and other available information), study reports and any summaries thereof), in each case related to (A) any Company Regulatory Filings or (B) any clinical, non-clinical, or manufacturing activities conducted by or on behalf of the Company or any of its Subsidiaries or with respect to all of the Company’s Regulated Products and Company Products (collectively, the “Product Data”). All Product Data accurately reflects in all material respects (including from a statistical standpoint) the results from the clinical, non-clinical, and manufacturing activities conducted by the Company with respect to the use of each Regulated Product or Company Product, as applicable, that was the subject thereof and the Company has not failed to disclose any such information that would reasonably be deemed to be material information with respect to any such Regulated Product or Company Product. Neither the Company nor any of its Subsidiaries has made any untrue statement of fact or fraudulent statement to the FDA or Governmental Authority or otherwise failed to disclose a material fact required to be disclosed to the FDA or Governmental Authority.
(e)    All non-clinical studies in animals conducted by or for the benefit of the Company or any of its Subsidiaries have been, and are being, conducted in material compliance with all applicable Laws, including the applicable requirements of “Good Laboratory Practice” as promulgated by the FDA under and in accordance with Title 21, Part 58 of the U.S. Code of Federal Regulations, and the applicable standards published by the FDA that relate thereto, or any similar requirements or standards and any similar laws of any other Governmental Authority (collectively “Good Laboratory Practice”).
(f)    All clinical trials conducted by or for the benefit of the Company or any of its Subsidiaries have been, and are being, conducted in compliance with all applicable Laws (including Privacy Laws), including the applicable requirements of “Good Clinical Practice,” informed consent, and all applicable requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, 56, and 312 of the U.S. Code of Federal Regulations, and the applicable guidelines and standards published by the FDA that relate to the conduct of clinical studies in humans, or any similar requirements, guidelines, or standards of any other Governmental Authority, in each case as applicable (collectively, “Good Clinical Practice”).

(g)    All manufacturing operations currently conducted by or for the benefit of the Company or any of its Subsidiaries relating to the Company’s or such or any of its Subsidiaries’ Regulated Products have been and are being conducted in compliance with applicable current “Good Manufacturing Practice” regulations as promulgated by the FDA, including those set forth in 21 C.F.R. Parts 210 and 211 that relate to the manufacturing, quality assurance, quality control, processing, packaging, holding or distribution of drug substances and finished drugs, or any similar requirements of any other Governmental Authority (collectively, “Good Manufacturing Practice”).
(h)    None of the Company, its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (i) disqualification, debarment, or suspension by the FDA under 21 U.S.C. Section 335a, or any similar law, rule or regulation of any other Governmental Authority, or (ii) exclusion from federal health care programs under 42 U.S.C. Sections 1320a-7 or 1320a-7a, or any similar law, rule or regulation of any Governmental Authority.
(i)    The Company has delivered to Buyer true, correct, and complete copies of all communications in its possession between the Company and its Subsidiaries and the FDA or any other applicable Governmental Authority that pertain to the Company’s ability to lawfully research, develop, test, manufacture, market or distribute the Company’s Regulated Products, or assessing compliance of the Company’s or any of its Subsidiaries’ operations with respect to the Company’s Regulated Products with the FDCA and its implementing regulations or other applicable Laws, including true, correct and complete copies of (i) all warning letters, untitled letters, notices of adverse findings, clinical hold correspondence, and similar written correspondence received by the Company or any of its Subsidiaries, (ii) all inspection reports and lists of observations, including Establishment Inspection Reports and Form FDA 483s, relating to inspections for compliance with the FDCA, and (iii) any similar reports issued by a foreign Governmental Authority.
(j)    The Company, its Subsidiaries and, to the knowledge of the Company, each partner, third-party service provider or third party which pursuant to a Contract with the Company or its Subsidiaries co-develops, or otherwise has a license or other right to research develop, manufacture, supply, test, or import any Regulated Product, hold all material Governmental Authorizations from the FDA and all other Governmental Authorities that are required for the conduct of the Company’s or its Subsidiaries’ businesses as currently conducted, and all such Governmental Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Governmental Authorities, if any, and (iii) in compliance with all formal filing and maintenance requirements. The consummation of the Transactions, in and of themselves, would not cause the revocation or cancellation of any such Governmental Authorization.
Section 4.12    Contracts; No Defaults.
(a)    Schedule 4.12 sets forth a true, correct and complete list of the Contracts referred to or described in clauses (i) through (xvi), inclusive, of this Section 4.12(a), all of which are in effect as of the date of this Agreement and to which the Company or a Subsidiary is a party or by which it or any of the assets owned by the Company or its Subsidiaries is bound, other than Company Benefit Plans, Contracts for labor and employment matters set forth on Schedule 4.13(a) and Contracts relating to insurance policies set forth on Schedule 4.17 (each, a “Listed Contract”). The Company has delivered to Buyer, or made available to Buyer, a complete and accurate copy of such Listed Contract (including all amendments or modifications thereto that exist as of the date of this Agreement):
(i)    other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a), that the Company reasonably anticipates will involve aggregate annual payments or consideration furnished by or to the Company or its Subsidiaries of more than one hundred thousand U.S. Dollars ($100,000);
(ii)    pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties, earnouts, development or commercialization milestones or other amounts calculated based on the revenues, income, achievement or regulatory or development milestones or other performance measure of the Company;
(iii)    pursuant to which the Company or any of its Subsidiaries has material continuing obligations to any third party with respect to the manufacture or supply of products of the Company or its Subsidiaries, including any Preclinical Company Milestone Candidate, or any component or raw materials used therein;
(iv)    evidencing debt of the Company or its Subsidiaries or that otherwise relates to the borrowing or lending of money or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of the Company or its Subsidiaries;
(v)    that is for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of one hundred thousand ($100,000), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(vi)    that is a lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;
(vii)    that is a joint venture, strategic alliance, partnership, transition services agreement, collaboration or other contract or agreement involving any joint ownership or sharing of any business, venture or enterprise, or a sharing of profits or losses, or pursuant to which the Company or its Subsidiaries has any ownership or control interest in any other Person or business enterprise;

(viii)    that requires capital expenditures after the date of this Agreement in an annual amount in excess of one hundred thousand U.S. Dollars ($100,000);
(ix)    that provides for severance, retention, change in control or other similar payments;
(x)    that results in any Person holding a power of attorney from the Company or its Subsidiaries;
(xi)    that is with any Governmental Authority;
(xii)    that is with any Person known to the Company to be a member of the Healthcare Community;
(xiii)    that is a non-competition Contract or other Contract that (A) limits or purports to limit in any respect either (1) the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Buyer or its Affiliates) may engage (whether by lines of business, field or otherwise), including the ability to obtain or provide products or services from or to any Person (including any exclusivity obligations on the Company or any of its Subsidiaries, but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) or the ability to engage in developing or commercializing any product candidates with respect to any targets, (2) the geographic locations in which the Company or any of its Subsidiaries may so engage in any business or (3) the products that the Company or its Subsidiaries (or, after giving effect to the Merger, Buyer or its Affiliates) may research, develop, manufacture or commercialize, (B) grants any “most favored nation” or similar terms or rights (including terms for pricing) by the Company or any of its Subsidiaries or (C) contains minimum purchase requirements or obligations imposed on the Company or any of its Subsidiaries;
(xiv)    for the sale of any of the tangible assets of the Company or its Subsidiaries other than in the ordinary course of the Company’s or its Subsidiaries’ businesses or for the grant to any Person of any preferential rights to purchase any of the Company’s or any of its Subsidiaries’ tangible assets;
(xv)    that contains a “non-solicitation” or “no-hire” provision that restricts the Company or its Subsidiaries (or, after giving effect to the Merger, Buyer or its Affiliates);
(xvi)    that contains an option, grants exclusivity or grants any right of first refusal, right of first negotiation or right of first offer by the Company or any of its Subsidiaries in favor of any Person (other than pursuant to the Company Equity Plan);
(xvii)    IP Assignments;
(xviii)    pursuant to which the Company or any of its Subsidiaries (A) has purchased or licenses Intellectual Property from a third party, other than (i) click-wrap,

shrink-wrap and off-the-shelf software licenses, and any other software licenses that are available on standard terms to the public generally with license, maintenance, support and other fees less than one hundred thousand U.S. Dollars ($100,000) per year and (ii) consulting agreements that are consistent in all material respects with the Company’s form consulting agreement made available to Buyer or (B) has licensed, assigned, sold or transferred to a third party any Intellectual Property owned by the Company or such Subsidiary; and
(xix)    that is a Contract governing use of Shared Intellectual Property.
(b)    Except as set forth on Schedule 4.12, all of the Contracts set forth on Schedule 4.12 are (i) in full force and effect and (ii) represent the valid and binding obligations of the Company or Subsidiary of the Company party thereto, as applicable, and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12, (A) neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (B) the neither the Company nor any applicable Subsidiary has received a claim or notice of breach of or default under any such Contract, and (C) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).
Section 4.13    Company Benefit Plans.
(a)    Schedule 4.13 sets forth a true, correct and complete list of each Company Benefit Plan.
(b)    The Company has made available to Buyer a true and complete copy, as applicable, of (i) each Company Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three (3) most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Benefit Plan required to make such a filing, (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Company Benefit Plan, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations with respect to any Company Benefit Plan, and (vii) all non-routine, written communications relating to any Company Benefit Plan and any proposed Company Benefit Plan with any Governmental Authority.
(c)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and, to the knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. Each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.
(d)    No Company Benefit Plan is, and neither any of the Company or its Subsidiaries nor any ERISA Affiliate thereof contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a Multiemployer Plan, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(e)    None of the Company or any of its Subsidiaries has any obligation to provide (whether under an Company Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former employees, directors, consultants or retirees of any the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage pursuant to COBRA.
(f)    Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws. The Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan.
(g)    All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company Balance Sheet in accordance with the terms of the Company Benefit Plan and all applicable laws.
(h)    No Action is pending or, to the knowledge of the Company, threatened against, by or on behalf of any Company Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable law. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. None of the Company or any of its Subsidiaries has made any filing within the past six (6) years in respect of any Company Benefit

Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.
(i)    No Company Benefit Plan, and neither the Company or its Subsidiaries nor any Company Benefit Plan fiduciary with respect to any Company Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.
(j)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director or other service provider of the Company or any of its Subsidiaries to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
(k)    The Company and its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.
(l)    The Company and its Subsidiaries have not sponsored, maintained, contributed to, or been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any service provider (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.
Section 4.14    Employment and Labor Relations.
(a)    Schedule 4.14(a) sets forth (i) a complete and accurate list as of the date that is within five (5) business days of the date of this Agreement of all of the employees of the Company and its Subsidiaries, describing or identifying for all employees their names, employee identification numbers, employing entity, position titles, annual salaries (or base hourly wage rates), target cash incentive compensation opportunity, bonuses, other compensation, assigned work location, leave of absence status, overtime and minimum wage exemption classification, full-time, part-time, temporary or seasonal employee status, and employee or independent contractor / non-employee classification, Company service date and annual equity target incentive value or share award. All data not specifically listed, but reasonably necessary for

Buyer to provide benefits, payroll, or any other employee-related service to Company employees will be timely provided to Buyer, to the extent permitted by Law.
(b)    The Company and its Subsidiaries is and has not at any time been bound by any collective bargaining or similar agreement with respect to its employees. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, and no such entity has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three (3) years. There are no labor unions or other organizations representing, purporting to represent and, to the knowledge of the Company, no union organization campaign is in progress with respect to, any employees of the Company and its Subsidiaries. There are no (i) unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, or (ii) material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the knowledge of the Company, threatened by or on behalf of any employees. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. The Company and its Subsidiaries are not a party to, or otherwise bound by, any consent decree with, or citation any Governmental Authority relating to employees or employment practices. The Company and its Subsidiaries have properly classified all of their service providers as employed or self-employed, employees or independent contractors and as exempt or non-exempt for all purposes. During the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries have not engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any such entity.
(c)    The Company and its Subsidiaries have paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. There is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company or its Subsidiaries.
(d)    There are no material liabilities, whether contingent or absolute, of the Company or its Subsidiaries relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been.

Section 4.15    Taxes. Except as set forth on Schedule 4.15:
(a)    The Company and its Subsidiaries have duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, such entity. All such Tax Returns are true, complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders of the Company or other Person.
(b)    The unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto). Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.
(c)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Company and its Subsidiaries has been entered into. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney with respect to any Tax matter relating to the Company or its Subsidiaries.
(d)    No deficiencies for Taxes with respect to the Company or its Subsidiaries have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or its Subsidiaries. No adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Tax Authority during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period.
(e)    Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon the Company or its Subsidiaries after the Closing Date, (ii) is or has ever been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, or pursuant to any Tax sharing, allocation or indemnity agreement or any other contractual agreements, or otherwise). None of the Company or any of its

Subsidiaries is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
(f)    There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries (other than Permitted Liens).
(g)    Neither the Company nor any of its Subsidiaries has been a party to any transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.
(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction prior to the Closing, (ii) the use of an incorrect method of accounting prior to the Closing, (iii) any accounting method change or agreement with any Tax Authority filed or made prior to the Closing, (iv) any prepaid amount received prior to the Closing, (v) any closing agreement or other agreement with a Tax Authority prior to the Closing, (vi) any election under Section 108(i) of the Code, or (vii) an election under Section 965 of the Code.
(i)    All books and records relating to Taxes (including related work papers) have been adequately maintained for all periods for which the statute of limitations remains open.
(j)    Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise has become subject to Tax jurisdiction in a country other than the country of its formation.
(k)    All transfer pricing rules have been complied with. All documentation required by all relevant transfer pricing laws has been timely prepared, and complete and accurate copies of such documentation have been made available to Buyer.
(l)    Neither the Company nor any of its Subsidiaries (or any predecessors thereof) has been a party to any transaction intended to qualify under Section 355 of the Code.
(m)    Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (i) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the transactions contemplated by this Agreement and (ii) which treats the transfer of an interest (resulting from the transactions contemplated by this Agreement) in an entity that owns an interest in real property as a transfer of the interest in real property.
(n)    Neither the Company nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)    Seller has provided or made available to Purchase Representative all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.
Section 4.16    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.
Section 4.17    Insurance. Schedule 4.17 sets forth a list of (a) all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries. True and complete copies of such insurance policies have been made available to Buyer or its representatives. Neither Company nor its Subsidiaries have received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (b) all premiums on such insurance policies due and payable have been paid.
Section 4.18    Licenses, Permits and Authorizations. The Company and its Subsidiaries hold free and clear of all Liens (other than Permitted Liens), and is in compliance with, all of the licenses, approvals, authorizations, clearances, consents, registrations and permits issued by Governmental Authorities, including the FDA, that are (a) used in the conduct of the businesses of the Company and its Subsidiaries as currently conducted or (b) required by applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained or to conduct the businesses of the Company and its Subsidiaries as currently conducted, including the manufacture, production, distribution, marketing, performance, sale or support of any Regulated Product (collectively, the “Permits”). Schedule 4.18 sets forth a complete list of such Permits held by the Company and its Subsidiaries as of the date hereof. Accurate and complete copies of such Permits have been made available to Buyer. The Company and its Subsidiaries have fulfilled and performed all of its material obligations that have accrued with respect to the all such Permits, and to the knowledge of the Company at the date of this Agreement, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any Permit. There are no pending or, to the knowledge of the Company at the date of this Agreement, threatened Actions before or by any Governmental Authority alleging that any operation or activity of the Company or its Subsidiaries is in violation of any applicable Law or that would reasonably be expected to result in the cancellation, revocation or termination of any such Permit. Such Permits will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

Section 4.19    Real Property.
(a)    Schedule 4.19 sets forth a list of all Leased Real Property. The Company (i) has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens and (ii) has not received any written notice from any lessor of such Leased Real Property of, nor does the Company have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Leased Real Property.
(b)    None of the Company or any of its Subsidiaries own, nor have they ever owned, any real property.
Section 4.20    Intellectual Property.
(a)    Schedule 4.20(a)(i) sets forth, for the Company and the Teneo Subsidiaries, (i) a list of all registrations and applications for registrations included in the Owned Intellectual Property Rights, including for each item (A) the record owner (and name of any other Person with an ownership interest in such item of Owned Intellectual Property Rights, if any), jurisdiction (or, with respect to Domain Names, the applicable registrar), status, date and registration or application number of each item, as applicable, (B) the name of the record owner and any other Person that has an ownership interest in such item of Owned Intellectual Property Rights other than security interests expressly disclosed elsewhere on the Disclosure Schedules as being applicable to such Owned Intellectual Property Rights, and the nature of such ownership interest, and (C) any actions that are required to be taken by Company or any of the Teneo Subsidiaries within one hundred and eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Owned Intellectual Property Rights, and (ii) a true and complete list of all material unregistered marks of the Company or the Teneo Subsidiaries included in the Owned Intellectual Property Rights. With respect to all registrations and applications for registration of Owned Intellectual Property Rights set forth on Schedule 4.20(a)(i), except as set forth on Schedule 4.20(b), the Company or a Teneo Subsidiary has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect thereto that are due or payable as of the date of this Agreement.
(b)    Schedule 4.20(b)(i) sets forth, for the Excluded Entities, (i) a list of all registrations and applications for registrations included in any and all Intellectual Property Rights owned or purported to be owned by any of the Excluded Entities (the “Excluded Entities Owned Intellectual Property Rights”), including for each item (A) the record owner (and name of any other Person with an ownership interest in such item of Excluded Entities Owned Intellectual Property Rights, if any), jurisdiction (or, with respect to Domain Names, the applicable registrar), status, date and registration or application number of each item, as applicable, and (B) the name of the record owner and any other Person that has an ownership interest in such item of Excluded Entities Owned Intellectual Property Rights other than security interests expressly disclosed elsewhere on the Disclosure Schedules as being applicable to such Excluded Entities Owned Intellectual Property Rights, and the nature of such ownership interest.
(c)    Schedule 4.20(c) sets forth a list of any Patents used in, held for use in or necessary for the conduct of both (i) the Business, and (ii) the Excluded Businesses, in each case, as currently conducted or proposed to be conducted (the “Shared Intellectual Property”).
(d)    Except as set forth on Schedule 4.20(d)(i), the Company or one of its Subsidiaries (i) exclusively owns all right, title, and interest in, to and under all Owned Intellectual Property Rights free and clear of all Liens (other than Permitted Liens), and (ii) owns or has the right to use pursuant to license, sublicense, agreement or permission, all other Intellectual Property Rights used in the operation of the business(es) of the Company and its Subsidiaries. Except as set forth on Schedule 4.20(d)(ii), neither the Company nor any of its Subsidiaries has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company Intellectual Property to any Person. No Person that has licensed any Licensed Intellectual Property Rights to the Company or its Subsidiaries has ownership, license or other rights to derivative works or improvements made by or on behalf of Company or its Subsidiaries related to such Licensed Intellectual Property Rights. All employees, contractors and consultants of the Company or any of its Subsidiaries who have contributed to the creation, discovery, reduction to practice or development of the Company’s or such Subsidiary’s products or services or any Owned Intellectual Property Rights have executed written instruments with the Company or the applicable Subsidiary that presently assign to the Company or such Subsidiary all right, title and interest in and to and under any and all Intellectual Property Rights developed in the performance of services for the Company or such Subsidiary (“IP Assignments”). No Owned Intellectual Property Right is owned, licensed to or otherwise held by a current or former employee, officer, director, manager, consultant or contractor of the Company or any of its Subsidiaries. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or its applicable Subsidiary, or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Company or any of its Subsidiaries.
(e)    The Company or its Subsidiaries exclusively owns or has a valid and enforceable license to use all Intellectual Property Rights used in, held for use in or necessary to operate the Business as currently conducted and currently proposed to be conducted, including, to the knowledge of the Company and its Subsidiaries, the research, development, manufacturing and commercialization of the Preclinical Company Milestone Candidates.
(f)    Neither the Company nor any of its Subsidiaries has taken or failed to take any action that would be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Owned Intellectual Property Right (including with respect to any Trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill) or any Licensed Intellectual Property Rights during, with respect to such Licensed Intellectual Property Rights, the period for which the Company or any one of its Subsidiaries has been responsible for prosecuting. Each of the Patents included in the Owned Intellectual Property Rights and any Licensed Intellectual Property Rights for which the Company or any one of its Subsidiaries has been responsible for prosecuting properly identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. Neither the Company nor any of its Subsidiaries has engaged in Patent or Copyright misuse or any fraud or inequitable conduct in connection with any Company Intellectual Property. Each of the Company and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Owned Intellectual Property Rights and any Licensed Intellectual Property Rights for which the Company or any one of its Subsidiaries has at any time been responsible for prosecuting.
(g)    There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. There exist no material restrictions on the disclosure, use, license or transfer of the Licensed Intellectual Property Rights that has been imposed upon Company or its Subsidiaries pursuant to a Contract to which the Company of a Subsidiary is a party. Neither the execution, delivery and performance of this Agreement or any of the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) result in the release, disclosure or delivery of any Owned Intellectual Property Rights by or to any escrow agent or other third party; (ii) result in the grant, assignment or transfer to any other third party of any license or other right or interest under, to or in any of the Owned Intellectual Property Rights; (iii) result in Company or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Company’s or its Subsidiaries’ technology or Intellectual Property Rights; or (iv) result in any third party having the right to cause any of the foregoing. The Company or one of its Subsidiaries will continue to own or have after the Closing Date valid rights or licenses as are sufficient to use all of the Company Intellectual Property used by the Company or its Subsidiaries to the same extent as prior to the Closing.
(h)    To the knowledge of the Company, the Company’s and its Subsidiaries’ Regulated Products, including the use, manufacture, and marketing of such products, and the conduct by the Company and its Subsidiaries of their respective businesses as currently conducted and as currently proposed by the Company and its Subsidiaries, does not infringe upon, dilute, misappropriate or otherwise violate any Intellectual Property Rights of any third Person, including any Excluded Entity (regardless of any exemption from patent infringement under 35 U.S.C. 271(e)(1) or any similar exceptions outside the United States). Except as set forth on Schedule 4.20(h), the Company and its Subsidiaries have not received from any Person in the past seven (7) years any written notice, charge, complaint, claim or other written assertion of (i) any infringement, dilution, violation or misappropriation of any Intellectual Property Rights of any Person, including cease and desist letters and offers to take a license, (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or its Subsidiaries in any Company Intellectual Property, or (iii) an allegation that any Company Intellectual Property is invalid or unenforceable. No infringement, misappropriation, or similar claim or legal action is pending or to the knowledge of the Company at the date of this Agreement, has been threatened against any Person who may be entitled to be indemnified by the Company or its Subsidiaries under a Contract with the Company or its Subsidiaries with respect to such claim. This Section 4.20(h) sets forth the only representation or warranty of Company or any of its Subsidiaries with respect to the violation of Intellectual Property Rights.
(i)    To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Within the past twenty-four (24) months prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.
(j)    The Company and its Subsidiaries have taken commercially reasonable security measures and reasonable actions to, and have maintained policies and processes to, protect and maintain the secrecy and prevent the unauthorized disclosure or use of all confidential or non-public information, know-how, source code and trade secrets owned or controlled by the Company or its Subsidiaries (“Confidential Information”).
(k)    Schedule 4.20(k)(i) sets forth a complete and accurate list of all written agreements under which a third party grants to the Company or any of its Subsidiaries a license under or other right, title or interest in or to (including a covenant not to be sued or right to enforce or prosecute any Patents, or any right of first refusal or similar right to acquire exclusive rights or ownership) any Intellectual Property Rights, other than (i) validly executed invention assignment agreements with former or current employees based on forms that have been made available to the Company, or (ii) licenses for off-the-shelf software (the “Licenses In”). Schedule 4.20(k)(ii) sets forth a complete and accurate list of all written agreements under which the Company or any of its Subsidiaries grants or is obligated to grant to any third party a license under or other right, title or interest in or to (including a covenant not to be sued or right to enforce or prosecute any Patents, or any right of first refusal or similar right to acquire exclusive rights or ownership) any Company Intellectual Property (the “Licenses Out”). Schedule 4.20(k)(iii) sets forth a complete and accurate list of all written agreements under which the Company, any of its Subsidiaries, or a third party grants or is obligated to grant to Excluded Entities a license under or other right, title or interest in or to (including a covenant not to be sued or right to enforce or prosecute any Patents, or any right of first refusal or similar right to acquire exclusive rights or ownership) any Company Intellectual Property, other than (i) validly executed invention assignment agreements with former or current employees based on forms that have been made available to the Company, or (ii) licenses for off-the-shelf software (the “Excluded Entity Licenses” and, collectively with the Licenses In and the Licenses Out, the “IP Licenses”). The Company has provided a complete and correct copy of each IP License, including all modifications, amendments and supplements thereto.
(l)    None of the Owned Intellectual Property Rights, and to the knowledge of the Company and its Subsidiaries, no Licensed Intellectual Property Rights, were developed using any federal, state, government, non-profit, university or institutional funding, facilities, personnel or resources, and no such funding was used in connection with the discovery, design, identification, research or development of any Regulated Products or Eligible Programs by the Company or its Subsidiaries. No such entity or institution (i) owns or otherwise holds, or has the right to obtain, any rights to any Owned Intellectual Property Rights and/or to the knowledge of the Company and its Subsidiaries, to any Licensed Intellectual Property Rights, (ii) has imposed or purported to impose, or has the right, whether contingent or otherwise, to impose, any obligations or restrictions on the Company or its Subsidiaries with respect to the licensing or granting of any Owned Intellectual Property Rights or to the knowledge of the Company and its Subsidiaries, any Licensed Intellectual Property Rights or the manufacture or commercialization of any product or service developed or created by the Company or its Subsidiaries, or (iii) is or may become entitled to receive any royalties or other payments from the Company or its Subsidiaries.
(m)    Each of the Company and its Subsidiaries is in compliance in all material respects with all licenses for Open Source Software that it uses in the business of the Company or its Subsidiaries as presently conducted, including attribution and copyright notice requirements and the material proprietary software included in the Owned Intellectual Property Rights that is distributed or made available to third parties is not subject to any license that requires the distribution or availability of proprietary source code under such circumstances.
(n)    No Person (other than employees or Persons working on behalf of the Company and subject to reasonable confidentiality arrangements) has the current or contingent right to access or possess any material source code included in the Owned Intellectual Property Rights.
(o)    The IT Assets are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company and is Subsidiaries have taken commercially reasonable measures to preserve and maintain the performance, security and integrity of the IT Assets against any unauthorized use, access, interruption, modification or corruption, including (i) commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect the integrity, continuous operation, redundancy and security of the IT Assets and (ii) commercially reasonable disaster recovery plans, procedures and facilities for the business of the Company and its Subsidiaries. The Company and its Subsidiaries have used commercially reasonable efforts to implement security patches or upgrades available and necessary to protect the IT Assets.
Section 4.21    Environmental Matters. The Company and its Subsidiaries are in compliance and have complied with all Environmental Laws except for any such instance of noncompliance that would not reasonably be expected to result in material liability of the Company or any of its Subsidiaries. The Company has timely applied for, holds, and is in material compliance with, all licenses, approvals, consents, registrations and permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to own, operate use and maintain their respective assets in a manner in which it is now operated, used and maintained and to conduct the businesses of the Company and its Subsidiaries as currently conducted, except where the failure to timely apply, the absence of, or the failure to be in material compliance with, any such permit would not reasonably be expected to result in a material liability of the Company or any of its Subsidiaries. There are no written claims, legal or regulatory proceedings or actions, or notices of violation or liability pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law or with respect to Hazardous Materials and there has been no Release that would reasonably be expected to result in material liability of the Company or any of its Subsidiaries. The Company has made available to Buyer copies of all environmental assessments, permits, reports, audits and other material documents in its possession or under its control that relate to Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws or the environmental condition of any real property that the Company or its Subsidiaries currently or formerly has owned, operated or leased.
Section 4.22    Absence of Changes.
(a)    From the Company Balance Sheet Date to the date of this Agreement, there has not been any Material Adverse Effect.
(b)    Except as expressly contemplated by this Agreement, from the Company Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
(c)    From the Company Balance Sheet Date through the date of this Agreement, there has been no action taken by the Company or its Subsidiaries which, if taken after the date of this Agreement without Buyer’s consent, would violate the provisions of Section 6.1(b).
Section 4.23    Affiliate Matters. (a) No Related Person has any direct or indirect interest in any material asset used in the business of the Company or its Subsidiaries as currently conducted; (b) no Related Person is indebted to the Company or its Subsidiaries; (c) no Related Person has entered into, or has had any direct or indirect financial interest in, any contract entered into by the Company or its Subsidiaries or other business arrangement involving the Company or its Subsidiaries; (d) neither the Company nor its Subsidiaries have any claims, causes of action or other Liability to or by any Related Person, in each case, other than pursuant to any agreement relating to the employment of any employee or consultant of the Company, the indemnification of any director or officer of the Company or its Subsidiaries, any benefit plan or any agreement set forth in Schedule 4.23 and (e) to the knowledge of the Company, no consultant or other independent contractor providing services to the Company or its Subsidiaries has any direct or indirect interest (including any Equity Interest or other financial interest) in, or receives any form of compensation from, any Related Person. For purposes of this Section 4.23, each of the following shall be deemed a “Related Person”: (i) each individual who is an officer, director or employee of the Company; (ii) each Pre-Closing Holder who owns of record in excess of five percent (5%) of the outstanding Company Capital Stock on a fully diluted basis; (iii) each member of the immediate family of each of the individuals referred to in clauses (i) and (ii) above, where “immediate family” shall mean such individual’s spouse and minor children living in such individual’s home and (iv) any trust or other entity, other than the Company, in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds, or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
Section 4.24    Books and Records. The Company has made and kept (and given Buyer access or made available to) true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and its Subsidiaries. The minute books of the Company previously made available to Buyer were true and correct and accurately and adequately reflect in all material respects all actions taken on behalf of the Company and its Subsidiaries by its stockholders and board of directors (including any committee thereof). The share certificate books and transfer ledgers of the Company and its Subsidiaries previously made available to Buyer are true, correct and complete, and accurately reflect all transactions effected in the Shares of the Company and its Subsidiaries through and including the date hereof.
Section 4.25    Certain Business Practices. Neither the Company, its Subsidiaries, nor any of their respective owners, directors, officers, agents, employees, representatives, subcontractors, or other third parties acting for or on behalf of the Company or any of its Affiliates has, in each case in connection with the Company’s or its Subsidiaries’ businesses, either directly or indirectly, offered, authorized, made, agreed to make, or otherwise used any funds or other transfer of value in connection with any (a) unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) bribes or kickback payments, or otherwise taken any action that would constitute a violation of any provision of Anti-Corruption Laws, (d) payment to any customer or supplier of the Company or any of its Subsidiaries, or have given any other consideration to any such customer or supplier in respect of the Company’s or its Subsidiaries’ businesses, that violates applicable Law or (e) other unlawful payment, offer, or expense.
Section 4.26    No Debarment. Neither the Company, its Subsidiaries, nor any officer, director, consultant, employee, manager or agent acting for or on their behalf, has been, nor to the knowledge of the Company, has the Company or its Subsidiaries otherwise used in any capacity any Person who has been, (a) debarred under 21 U.S.C. § 335a or any similar state or foreign Law, (v) excluded from participation in federal health care programs under 42 U.S.C. §§ 1320a-7, 1320a-7a or any similar state or foreign applicable Law, (c) disqualified by any Governmental Authority, (d) suspended or otherwise determined to be or identified as ineligible to participate in any health care contracting program of any Governmental Authority, or (e) convicted of, charged with, investigated for or engaged in any conduct that would reasonably be expected to result in such debarment, exclusion, disqualification, suspension, or ineligibility. No debarment, exclusion or disqualification proceedings or investigations are pending or to the knowledge of the Company, threatened against the Company, its Subsidiaries, or any officer, director, consultant, employee, manager or agent acting for or on behalf of the Company. No proceedings are pending or to the knowledge of the Company, threatened that would reasonably be expected to result in criminal liability, debarment, disqualification, or exclusion by any Governmental Authority.

Section 4.27    Termination of Certain Agreements.
(a)    Each Investment Agreement shall, by its respective terms, automatically terminate, as of, or immediately prior to, the Closing.
(b)    The Contracts set forth on Schedule 4.27 shall terminate as of, or immediately prior to, the Closing.
Section 4.28    Funded Debt. None of the Company or any of its Subsidiaries (a) is a guarantor of any indebtedness of any other person, firm or corporation or (b) has any Funded Debt of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or debt.
Section 4.29    Data Privacy and Security.
(a)    The Company and its Subsidiaries are, and have at all times been, in compliance with (i) Privacy Laws, (ii) Contracts (or portions thereof) between the Company or its Subsidiaries and distributors of the Company products, visitors to the Company’s websites, vendors and other Persons relating to Personal Data and (iii) the Company’s and its Subsidiaries’ internal and external privacy policies and any other public statements or representations made by the Company or its Subsidiaries ((i), (ii) and (iii) together, the “Privacy Commitments”). The Company and its Subsidiaries currently make, and have at all times made, available to individuals privacy policies and such policies are, and have at all times been accurate, complete, not misrepresentative (including by omission) of the Company’s or its Subsidiaries’ practices, as applicable, in relation to Personal Data. The execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement (i) do not require the delivery of any notice to or consent from any Person relating to Personal Data and (ii) will not conflict with or violate any Privacy Commitments and (iii) will not prohibit the transfer of Personal Data to Buyer. For the avoidance of doubt, to the extent Personal Data held or controlled by the Company is “personal information” under the CCPA, such data is an asset as contemplated by Section 1798.140(t)(2)(D).
(b)    To the extent required by applicable Privacy Laws, the Company has a record of Personal Data processing activities under the Company’s or its Subsidiaries’ responsibility. The Company and its Subsidiaries have, and at all times have had, processes in place to ensure their products and processing of Personal Data comply in all material respects with data protection by design and default and data minimization including data retention schedules as required by Privacy Laws.
(c)    The Company and its Subsidiaries have maintained administrative, physical and technical safeguards to protect the confidentiality, integrity and security of Personal Data against any unauthorized control, use, access, interruption, modification, deletion or corruption, including disaster recovery plans, data backup, data storage and system redundancy procedures and facilities that are consistent with the practices of similarly situated companies in the industry of the Company, and takes and has taken commercially reasonable steps to safeguard and back-

up the Personal Data at secure off-site locations. The Company and its Subsidiaries have, and at all times have had, Contracts in place with all vendors or other Persons whose relationship with the Company or its Subsidiaries involves such Person processing Personal Data for or on behalf of the Company or its Subsidiaries, which Contracts require such Persons and their subcontractors to, at minimum (i) implement and maintain administrative, physical and technical safeguards to protect the confidentiality, integrity and security of Personal Data and computer systems on or through which any Personal Data are stored, transmitted or otherwise processed by such Person(ii) protect and process such Personal Data consistent with the Company’s or its Subsidiaries’ Privacy Commitments, as applicable, and (iii) notify Company or a Subsidiary of the Company of any data security breaches relating to such Personal Data. To the knowledge of the Company at the date of this Agreement, such Persons have not breached any such privacy-related obligations in their Contracts.
(d)    To the knowledge of the Company and its Subsidiaries, there has been no data security breach or any other unauthorized access, use or disclosure of any Personal Data owned, used, stored, or controlled by or on behalf of the Company or any of its Subsidiaries, including any such incident that would constitute a breach for which notification to individuals or any Governmental Authority is required under Privacy Commitments and no such breach is threatened or suspected.
(e)    Except as disclosed on Schedule 4.29(e), neither the Company nor any of its Subsidiaries have received any notice of, or been charged with, the violation of any Privacy Commitments, and there are no pending notices or Actions, of the Company or any of its Subsidiaries by any Governmental Authority relating to Privacy Commitments, or civil actions against the Company alleging any violation of Privacy Commitments. To the knowledge of the Company at the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any notice or Action against or affecting the Company, its Subsidiaries or any of their respective officers, directors, managers, managing directors or employees relating to or arising under Privacy Commitments.
Section 4.30    No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of the Company and the Stockholder Representative acknowledges and agrees that neither Buyer nor Merger Sub nor any of their respective Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither the Company nor the Stockholder Representative has relied on any representation, warranty or statement of any kind by Buyer or Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article V. Without limiting the generality of the foregoing, it is understood that any plans, projections or other predictions, as well as any information, documents or other materials or presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Buyer or Merger Sub and no representation or warranty is made as to the accuracy or completeness of any of the foregoing.

Section 4.31    No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Except as set forth in the Disclosure Schedules, Buyer and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows (it being understood that each representation and warranty that calls for disclosure as contained in this Article V is subject to (a) the exceptions and disclosures set forth in the section or subsection of the Disclosure Schedules corresponding to the particular section or subsection in this Article V in which such representation and warranty appears; and (b) any exceptions or disclosures disclosed in any other section or subsection of the Disclosure Schedules to the extent that it is reasonably apparent, upon reading such disclosure, that the disclosure is responsive to such other section or subsection of this Article V and such representation and warranty calls for disclosure):
Section 5.1    Corporate Organization. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens, other than applicable restrictions under applicable securities Laws.
Section 5.2    Due Authorization. Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.4) to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of each of Buyer and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholder Representative, this Agreement constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.
Section 5.3    No Conflict. Assuming the making of all designations, declarations or filings with any Governmental Authority as described in Section 5.4 and the receipt of all consents, approvals or authorizations of any Governmental Authority as described in Section 5.4, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or Merger Sub is subject, (b) conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer or Merger Sub, or (c) violate any provision of or result in a breach of any material agreement to which Buyer or Merger Sub is a party.
Section 5.4    Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Sub with respect to Buyer’s or Merger Sub’s execution or delivery of this Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law and filing of the Merger with the Secretary of the State of Delaware, (b) compliance with any applicable securities Laws, and (c) any consents, approvals, authorizations, designations, declarations or filings which if not obtained or made, would not materially impair Buyer’s ability to consummate the Merger.
Section 5.5    Financial Ability. Buyer and/or Merger Sub have sufficient funds available to consummate the transactions contemplated by this Agreement
Section 5.6    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.
Section 5.7    No Additional Representations or Warranties. Except as provided in this Article V, neither the Buyer, Merger Sub nor any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.
ARTICLE VI.
COVENANTS OF THE COMPANY
Section 6.1    Conduct of Business.
(a)    From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 10.1 (the “Pre-Closing Period”), except as set forth on Schedule 6.1(a), as required by applicable Law or as specifically consented to in writing by Buyer, the Company shall carry on its business in the ordinary course of business consistent with past practice. and, to the extent consistent with such business, preserve intact the present business of the Company and its Subsidiaries, use commercially reasonable efforts to keep available the services of the current Employees of and consultants to the Company and its Subsidiaries, use commercially reasonable efforts to preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries, and use commercially reasonable efforts to preserve the relationships of the Company and its Subsidiaries with those customers, suppliers, distributors, licensors, licensees, and others having material business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.
(b)    In addition, without limiting the generality of Section 6.1(a), during the Pre-Closing Period, except as set forth in Schedule 6.1(b), as required by applicable Law or as specifically consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, except to the extent expressly provided otherwise in this Agreement, do any of the following:
(i)    change or amend the Company Charter, Company Bylaws or other organizational documents of the Company, or its Subsidiaries except as otherwise required by Law or as contemplated by the Restructuring;
(ii)    authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Equity Interests of the Company or its Subsidiaries, except for issuances contemplated on Schedule 6.1 or of shares of Common Stock upon the exercise of outstanding Company Options, except as contemplated by the Restructuring;
(iii)    authorize, approve, declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of the Company Capital Stock or the Equity Interests of the Company’s Subsidiaries, except as contemplated by the Restructuring;
(iv)    acquire any Equity Interests of any other Person, other than as contemplated by the Restructuring;
(v)    adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization, except as contemplated by the Restructuring;
(vi)    split, combine or reclassify the outstanding shares of Company Capital Stock nor enter into any agreement with respect to voting of any of the Company Capital Stock;
(vii)    (A) modify, amend or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12 or any material insurance policy required to be listed on Schedule 4.17, or (B) enter into any Contract of a type that would be required to be listed on Schedule 4.12 if such Contract was in effect on the date hereof;
(viii)    sell, assign, transfer, convey, lease, license, guarantee, mortgage, pledge, encumber or otherwise dispose of any material assets or properties, except in the ordinary course of business;

(ix)    (A) grant, extend, amend, divide, waive or modify the Company’s rights in or to any Company Intellectual Property (except as required in the diligent prosecution of the Owned Intellectual Property Rights), including any rights consisting of a license, covenant not to sue, immunity from suit, or any other similar rights and including by filing divisional or continuation patent applications or by amending claim scope in pending patent applications (B) fail to diligently prosecute any Company Intellectual Property for which the Company is responsible for prosecution or (C) fail to exercise a right of renewal or extension under or with respect to its rights in any Licensed Intellectual Property Rights;
(x)    disclose any of the Company’s trade secrets outside of an appropriate confidentiality agreement;
(xi)    except as required by Law, existing Company Benefit Plans or existing Contracts, (A) grant any severance or termination pay to any employee, director, consultant or other individual service provider of the Company or its Subsidiaries which will become due and payable after the Closing Date; (B) grant any employee, director or consultant any increase in compensation, bonuses or other benefits, (C) grant any new awards under any Company Benefit Plan, (D) amend or modify any outstanding award under any Company Benefit Plan, (E) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (F) hire or terminate (other than for cause) the employment of an employee whose annual base salary exceeds one hundred and fifty thousand U.S. Dollars ($150,000) (provided that the Company shall give notice to Buyer with respect to any hire or termination of an employee whose annual base salary exceeds one hundred thousand U.S. Dollars ($100,000) but is less than one hundred and fifty thousand U.S. Dollars ($150,000)); (F) engage or terminate the services of a consultant whose base compensation would exceed one hundred thousand U.S. Dollars ($100,000) in the aggregate in any twelve (12) month period); (G) adopt, enter into or materially amend any Company Benefit Plan; or (H) enter into any collective bargaining agreement; provided that, notwithstanding anything to the contrary in this Agreement, the Company may at any time (1) cause any Company Option, or following consultation with Buyer, any existing phantom award, cash bonus right, or other existing equity or equity-based award of the Company or any Subsidiary to become vested, subject to continued service until immediately prior to the Effective Time, and (2) settle in cash or shares or make payments with respect to any Company Option, or following consultation with Buyer, any existing phantom award, cash bonus right, or other existing equity or equity-based award of the Company or any Subsidiary, in each case, so long as each award is generally treated in the same manner as other awards of the same type or class issued by the Company or the applicable Subsidiary;
(xii)    acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(xiii)    make any loans, advances or capital contributions to, or investments in, any other Person;
(xiv)    make any capital expenditures, other than any such expenditures as are not in excess of one hundred thousand U.S. Dollars ($100,000) individually or two hundred and fifty thousand U.S. Dollars ($250,000) in the aggregate;
(xv)    incur any debt or issue any debt securities or warrants or other rights to acquire debt securities of the Company or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for debt or capital obligations, in the case of any of the foregoing;
(xvi)    enter into any transactions with or enter into an extension of credit with any Related Person;
(xvii)    settle, agree to settle or waive any lawsuits, actions, suits, subpoenas, investigations or civil investigative demands, claims or other proceedings at law or in equity;
(xviii)    enter into any new line of business that is materially different from the current operations of the Company and its Subsidiaries;
(xix)    (A) make or rescind any Tax election; (B) file any amended Tax Return; (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (D) surrender any right to claim a Tax refund; (E) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or (F) except as required by the Accounting Standards, make any material change to any accounting principles, methods or practices;
(xx)    revalue any of its material assets except as required by the Accounting Standards;
(xxi)    enter into, modify, amend or terminate, or waive, release or assign any rights or claims under any Listed Contract, Company Benefit Plan, Contracts for labor and employment matters set forth on Schedule 4.13(a) and Contracts relating to insurance policies set forth on Schedule 4.17, or any Contract that would have been considered as part of the foregoing if it had been entered into before the date hereof;
(xxii)    cancel any material third party debt owed to the Company, or grant any material discounts, credits or rebates to any customer or supplier of the Company, other than in the ordinary course of business;
(xxiii)    make any material change in the strategy with respect to the development or Regulatory Approval of any Preclinical Company Milestone Candidate;
(xxiv)    take any action that would cause the representations and warranties set forth in Article IV to become untrue;

(xxv)    renew or enter into any non-compete, exclusivity, non-solicitation or other agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries after consummation of the Merger;
(xxvi)    sell, assign, lease, license (other than non-exclusive grants of licenses to Intellectual Property Rights in the ordinary course of business consistent with past practice, with a contract term not to exceed one (1) year), dispose of, or otherwise transfer, or create, incur, assume, or suffer to exist any Lien on, any Owned Intellectual Property Right;
(xxvii)    modify, amend, cancel, terminate, waive, release or assign any IP License or any rights, claims, obligations, or benefits, thereunder or enter into any Contract that would have been an IP License had it been entered into prior to the Effective Time;
(xxviii)     fail to maintain, or allow to lapse, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any Owned Intellectual Property Right, or disclose or grant permission to enter into the public domain any Confidential Information of the Company or its Subsidiaries;
(xxix)    take any action or omit to take any action that could reasonably be expected to trigger the release of source code of any proprietary software included in the Owned Intellectual Property Rights or other products or services of the Company or its Subsidiaries to any third party; or
(xxx)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(b).
(c)    During the Pre-Closing Period, prior to submission of material correspondence to any applicable Regulatory Authority regarding TNB-585 or any Pre-Clinical Company Milestone Candidate, the Company shall, sufficiently in advance for Buyer to review and comment, submit to Buyer proposed drafts of material correspondence with the FDA or other applicable Regulatory Authority for Buyer’s review and comment prior to submission. The Company shall also provide Buyer with copies of all Product Data and any material correspondence with the FDA or other applicable Regulatory Authority relating to the development of, or the process of obtaining Regulatory Approval for, TNB-585 or any Preclinical Company Milestone Candidate anywhere in the world received during the Pre-Closing Period.
(d)    Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 6.2    No Solicitation.

(a)    The Company shall immediately cease and cause to be terminated any negotiations and discussions with third parties (other than Buyer) regarding an Acquisition Proposal. During the Pre-Closing Period, the Company shall not, and shall cause each of the officers, directors, Subsidiaries, Affiliates, stockholders and employees of the Company and any investment banker, attorney or other advisor or representative retained by the Company not to, directly or indirectly, (i) solicit, initiate, seek, encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of the Company Stockholders. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.
(b)    The Company shall notify Buyer as promptly as practicable upon receipt (and in no event later than twenty-four (24) hours following such receipt) by it or any of its representatives of (i) any Acquisition Proposal, indication by any Person that it is considering making an Acquisition Proposal or amendment or modification to an Acquisition Proposal, (ii) any request for non-public information relating to the Company other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding or reasonably likely to lead to any Acquisition Proposal. As promptly as practicable (and in no event later than twenty-four (24) hours following receipt of an Acquisition Proposal), the Company shall (i) notify Buyer of the identity of such Person and (ii) provide a copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Acquisition Proposal, indication, inquiry or request), including any modifications thereto.
Section 6.3    Confidentiality; Access.
(a)    Except as may be required by applicable Law or any listing agreement with any applicable national or regional securities exchange or pursuant to the terms and provisions of the Confidentiality Agreement, the Pre-Closing Holders and the Stockholder Representative hereby acknowledge, covenant and agree to hold any information that is non-public in confidence in accordance with the terms of the Confidentiality Agreement. In the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.
(b)    Subject to applicable Law and upon reasonable notice, the Company shall afford Buyer and its employees, attorneys, accountants, consultants and other representatives reasonable access, during normal business hours during the Pre-Closing Period, to its properties, books, contracts, Tax Returns and records and appropriate individuals as Buyer may reasonably request (including employees, attorneys, accountants, consultants and other professionals), and during such period, the Company shall furnish promptly to Buyer such information concerning its Business, properties and personnel as Buyer may reasonably request, in each case including such access and information as is reasonably necessary in order to conduct an audit pertaining to billing and reimbursement procedures associated with clinical and other studies performed by or on behalf of the Company; provided, however, that the Company may restrict the foregoing access to the extent that (i) any applicable Law requires the Company to restrict or prohibit access to any such properties or information to Buyer or (ii) such access would waive any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; provided, that the Company will use best efforts to provide Buyer with such information in a form and manner that will not require the waiver of such privilege. Between the date of this Agreement and the Closing, the Company shall afford Buyer reasonable access to its employees and consultants for purposes of discussing and negotiating employment and/or consulting arrangements between the Surviving Corporation or its Affiliate and such employees and consultants to be effective after the Effective Time. With respect to the furnishing by the Company of competitively sensitive information, outside antitrust counsel will be consulted prior to the exchange of such information, and such information shall only be exchanged in accordance with the safeguards and in the manner recommended by outside antitrust counsel for both parties to ensure that the exchange of such information would not violate any applicable Laws. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 6.3(b) shall be subject to the Confidentiality Agreement. Any access to any of the Company’s facilities shall be subject to the Company’s reasonable security measures and insurance requirements.
Section 6.4    Notification of Certain Matters.
(a)    By the Company. The Company shall promptly, after any of the Company’s officers obtains actual knowledge of such matter, notify Buyer of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not limit or otherwise affect the remedies available hereunder to Buyer or the representations, warranties or covenants of the Company or the conditions to the obligations of Buyer. The Company shall promptly provide to Buyer in writing copies of all Product Data reasonably relating to the Business and the TeneoOne Business arising, occurring, received or delivered during the Pre-Closing Period. The Company shall promptly disclose any information that would reasonably be deemed to be material information with respect to each Regulated Product and Company Product arising, occurring, received or delivered during the Pre-Closing Period.
(b)    By Buyer. Buyer shall promptly, after any of Buyer’s officers obtain actual knowledge of such matter, notify the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure in any material respect of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not limit or otherwise affect the remedies available hereunder to the Company or the representations, warranties or covenants of Buyer or the conditions to the obligations of the Company.
Section 6.5    HSR Act and Antitrust Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates, including its “ultimate parent entity” as that term is defined in the HSR Act, to) (a) comply promptly, but in no event later than fifteen (15) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and request early termination of the waiting period under the HSR Act and (b) as soon as practicable, make such other filings or start any pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. The Company shall use reasonable best efforts to respond to any Antitrust Information or Document Requests made of the Company or any of its Affiliates.
Section 6.6    Consent of Company Stockholders. Promptly following the execution and delivery of this Agreement and receipt of the Merger Consent (and in any event within two (2) Business Days after receipt of the Merger Consent), the Company shall:
(a)    prepare and mail to every Pre-Closing Holder a consent solicitation and information statement in a form satisfactory to Buyer (the “Stockholder Notice”) in accordance with applicable Law, including Sections 228 and 262 of the DGCL, the CGCL, the Company Charter and the Company Bylaws (i) notifying such Company Stockholder that (A) action has been taken by less than unanimous written consent of the Company Stockholders, (B) this Agreement was duly adopted and (C) appraisal and dissenters rights are available pursuant to Section 262 of the DGCL, the CGCL and any other applicable Law of any other applicable jurisdiction, (ii) soliciting such stockholders’ execution of a Written Consent enclosed therein and (iii) enclosing a Letter of Transmittal; and
(b)    duly take all other lawful actions to obtain the Requisite Stockholder Approval. Any materials other than the Stockholder Notice (including any amendments thereto) submitted to Company Stockholders in accordance with this Section 6.6 shall be subject to Buyer’s advance review and reasonable approval. Promptly following receipt of duly executed Written Consents representing the Requisite Stockholder Approval, the Company shall cause its corporate Secretary to deliver copies of such Written Consents to Buyer, together with a certificate executed on behalf of the Company by its corporate Secretary certifying that such Written Consents reflects the Requisite Stockholder Approval.
Section 6.7    Data Room Disk. No later than three (3) days following the date of this Agreement, the Company shall deliver to Buyer a disk containing copies of all documents then contained in the “TNB-585 Amgen Due Diligence” virtual data room at comhttps://teneobio.sharepoint.commaintained by the Company in connection with the transactions contemplated by this Agreement, which virtual data room shall contain all documents included in such virtual data room as of 11:59 p.m. (Eastern Time) on the date that is one (1) day prior to the date of this Agreement, and the phrase “made available to Buyer” or similar phrases as used in the Agreement shall mean the subject documents were posted to such data room.
Section 6.8    Restructuring.
(a)    Prior to the Closing, the Company shall use its best efforts to (i) prepare, execute and deliver all agreements, instruments, certificates and other documents, (ii) make all filings, disclosures, applications and notifications, and (iii) perform all such actions as may be required or advisable in connection with the consummation of the transactions pursuant to the Restructuring Step Plan; provided that any such documents, filings, disclosures, applications, notices and other materials so prepared shall be subject to Buyer’s review and approval prior to execution or submission (such approval not to be unreasonably withheld).
(b)    Prior to the Closing, the Company shall provide evidence in form and substance satisfactory to Buyer that (i) the Company owns one hundred percent (100%) of the Equity Interests in each of TeneoThree, TeneoFive, TeneoSix, TeneoSeven, TeneoEight, and TeneoNine (collectively, the “Acquired Subsidiaries”) free and clear of all Liens pursuant to the Restructuring Step Plan, (ii) the Company has distributed or sold, as applicable, all Equity Interests in the Excluded Entities held by the Company pursuant to the Restructuring Step Plan, and (iii) the other transactions described in the Restructuring Step Plan, including the consummation of the TeneoOne Sale, have been completed as provided therein (the “Restructuring”). At the Closing, the Company shall directly hold one hundred percent (100%) of the Equity Interests in each of the Acquired Subsidiaries and the Pre-Closing Holders shall hold one hundred percent (100%) of the Equity Interests of the Company.
ARTICLE VII.
COVENANTS OF BUYER
Section 7.1    HSR Act and Antitrust Approvals. In connection with the transactions contemplated by this Agreement, Buyer shall (i) comply promptly, but in no event later than fifteen (15) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings or start pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Buyer shall use its reasonable best efforts to respond to any Antitrust Information or Document Requests made of Buyer or any of its Affiliates.
Section 7.2    Director & Officer Indemnification and Insurance.
(a)    Prior to the Closing, the Company shall obtain, at its expense, a fully prepaid directors’ and officers’ liability insurance policy approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed), which (i) has an effective term of up to six (6) years from the Effective Time and (ii) covers the Company’s directors and officers for matters occurring at or prior to the Effective Time (the “Company D&O Policy”). Buyer shall cause the Company D&O Policy to be maintained in full force and effect for the term of such policy.

(b)    Buyer shall cause the Company for a period of not less than six (6) years from the Effective Time to provide indemnification of the Company’s former and current officers and directors that are no less favorable to those Persons than the provisions of the indemnification agreements with the Company and the certificate of incorporation and bylaws of the Company, in each case, as of the date of this Agreement.
Section 7.3    Employment Matters.
(a)    For a period of not less than twelve (12) months after the Closing Date, Buyer and its Affiliates shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and its Subsidiaries who continues in employment with Buyer and its Affiliates (including the Surviving Corporation) immediately following the Closing (each, a “Continuing Employee”), (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the execution of this Agreement, (ii) annual cash-based bonus targets that are no less favorable than the cash-based bonus targets provided to such Continuing Employee immediately prior to the execution of this Agreement, and (iii) employee and fringe benefits (including, health, welfare, retirement and severance benefits but excluding equity and long-term incentive compensation) that are, in the aggregate and at a minimum, substantially equivalent to the benefits provided to such Continuing Employee immediately prior to the execution of this Agreement.
(b)    Effective as of the Closing and thereafter, Buyer and its Affiliates shall recognize, or shall cause the Surviving Corporation to recognize, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate of the Company or any predecessor of the Company) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Surviving Corporation, Buyer or an Affiliate of Buyer, including vacation plans or arrangements, retirement plans and any severance or welfare plans (but excluding equity-based compensation plans), except to the extent such recognition would result in a duplication of benefits and other than for benefit accrual purposes under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, Buyer and its Affiliates shall use commercially reasonable efforts, or shall cause the Surviving Corporation to use commercially reasonable efforts, to the extent not prohibited by the terms, or by any third party administrator, of any fully insured medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Buyer or an Affiliate of Buyer (i) to cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Surviving Corporation, Buyer or an Affiliate of Buyer to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Closing, and to (ii) credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Surviving Corporation, Buyer or an Affiliate of Buyer, as if such amounts had been paid in accordance with such plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).
(c)    Effective no later than the day immediately prior to the Closing Date, the Company shall take or cause to be taken all actions necessary to terminate any and all Company Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code (each, a “Company 401(k) Plan”). The Company shall provide Buyer with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Buyer) no later than the day immediately prior to the Closing Date. For the avoidance of doubt, in connection with the termination of such Company Benefit Plans, all Company matching contributions will fully vest. Prior to the Closing Date and thereafter (as applicable), the Company and Buyer shall use commercially reasonable efforts to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), excluding rollovers of outstanding plan loans, in an amount equal to the full account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to Buyer’s benefit plan intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code. With respect to each Company Benefit Plan sponsored or maintained by a professional employer organization, the Company shall take all necessary action to (i) cause the active participation by the Company and its employees in such plan to terminate and cease effective prior to the Closing, and (ii) terminate the service agreement with such professional employer organization effective prior to the Closing.
(d)    If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or its Subsidiaries (including any Excluded Entity) may receive any payment(s) or benefit(s) that would reasonably be expected to constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then: (a) the Company shall undertake commercially reasonable efforts to obtain and deliver to Buyer a Parachute Payment Waiver from each such “disqualified individual”; and (b) as soon as practicable following the delivery of the Parachute Payment Waivers (if any) to Buyer, the Company shall prepare and distribute to its shareholders a disclosure statement describing all potential parachute payments and benefits that may be received by such disqualified individual(s) who executed a Parachute Payment Waiver and shall submit such payments to its shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder, such that, if approved by the requisite majority of the shareholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the foregoing actions, a “280G Vote”). Prior to the Closing, if a 280G Vote is required to be undertaken pursuant to the foregoing subclause (b), the Company shall deliver to Buyer evidence reasonably satisfactory to Buyer, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review by Buyer, and the Company shall consider in good faith any comments provided by Buyer. Prior to the Company soliciting the approval described in this paragraph, Buyer shall notify the Company of any payments Buyer or any of its Affiliates intends to make to any such disqualified individuals, if such payments would reasonably be considered parachute payments under Section 280G of the Code (such payments, “Buyer Parachute Payments”); provided that, if Buyer does not timely notify the Company of such Buyer Parachute Payments, this Section 7.3(d) shall not apply to such Buyer Parachute Payments.
(e)    Nothing contained in this Agreement shall, or shall be construed so as to, (i) prevent or restrict in any way the right of the Buyer or its Affiliates (including the Surviving Corporation) to terminate, reassign, promote or demote any employee, independent contractor, director or other service provider of the Company or its Subsidiaries (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing; (ii) constitute an amendment or modification of any Company Benefits Plan or employee benefit plan; or (iii) create any third party rights in any such current or former service provider of the Company or its Subsidiaries (including any beneficiary or dependent thereof); or (iv) obligate the Buyer to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent the Buyer from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
ARTICLE VIII.
JOINT COVENANTS
Section 8.1    Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and Buyer shall cause its Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby (other than approvals under the HSR act or any other approvals, consents and decrees under antitrust or competition law, which matters are exclusively addressed in Sections 6.5, 7.1 and 8.6); (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, including the Required Third Party Consents; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Date). Notwithstanding the foregoing, in no event shall Buyer or its Affiliates be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges or legal fees to its attorneys) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which the Company is a party.
Section 8.2    Escrow Agreement. Each of the Company, the Stockholder Representative and Buyer shall execute and deliver to one another, at the Closing, the Escrow Agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”).
Section 8.3    Stockholder Approval. Within two (2) Business Days after the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL and the CGCL, the Company Charter and the Company Bylaws, obtain and deliver to Buyer the Merger Consent.
Section 8.4    Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.
Section 8.5    Tax Matters.
(a)    The Stockholder Representative shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company or any of its Subsidiaries that relate to taxable periods ending on or before the Closing that are required to be filed after the Closing, and the Pre-Closing Holders shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns to the extent such Taxes were not reflected in Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)). At least twenty (20) days prior to filing any such Tax Return, the Stockholder Representative shall submit a copy of such Tax Return to the Buyer for the Buyer’s review and comment and shall incorporate all reasonable comments provided by Buyer no less than five (5) Business Days prior to the due date of such Tax Returns. The Pre-Closing Holders shall make the payment due to the Company under this Section 8.5(a) at least two (2) Business Days before payment of Taxes (including for the avoidance of doubt estimated Taxes) is due to the applicable Tax Authority.
(b)    The Company shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return (a “Straddle Period Tax Return”) required to be filed by the Company or any of its Subsidiaries for any Straddle Period, and the Pre-Closing Holders shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns to the extent such Taxes are both (i) allocable to the Pre-Closing Tax Period and (ii) not reflected in Closing Date Funded Debt (as finally determined in accordance with Section 3.4(b)). The Company shall deliver at least ten (10) days prior to the due date (taking into account any extension) for the filing of such Straddle Period Tax Returns to the Stockholder Representative for the Stockholder Representative’s

review a draft of all such Straddle Period Tax Returns. The Company shall consider in good faith any reasonable comment that the Stockholder Representative submits to the Company no less than five (5) Business Days prior to the due date of such Straddle Period Tax Returns. The Pre-Closing Holders shall make the payment due to the Company under this Section 8.5(b) at least two (2) Business Days before payment of Taxes (including, for the avoidance of doubt, estimated Taxes) is due to the applicable Tax Authority.
(c)    For purposes of this Agreement, with respect to a Straddle Period, (x) in the case of any Property Taxes, the amount of such Property Taxes that relates to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of calendar days in the Straddle Period, and (y) in the case of any Taxes other than Property Taxes, the amount of such Taxes that relates to the Pre-Closing Tax Period shall be determined as though the taxable year of the Company and its Subsidiaries terminated at the close of business on the Closing Date.
(d)    Buyer and the Company and its Subsidiaries, on the one hand, and the Stockholder Representative, the Pre-Closing Holders and their respective Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes or Tax Returns of the Company and its Subsidiaries relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually prejudiced as a result thereof. The Stockholder Representative may elect to control the conduct of any Tax Contest that relates solely to taxable periods ending on or before the Closing Date and is not expected to have a material adverse effect on Buyer or the Company with respect to taxable periods (or portions thereof) beginning after the Closing Date (a “Seller Tax Contest”), including any settlement or compromise thereof; provided, however, that the Stockholder Representative shall keep Buyer reasonably informed of the progress of any Seller Tax Contest, and Buyer shall be entitled to participate in any Seller Tax Contest. The Stockholder Representative shall not settle or compromise any Seller Tax Contest without obtaining Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. Buyer shall have sole control of the conduct of all other Tax Contests, including any settlement or compromise thereof; provided, however, that Buyer shall keep the Stockholder Representative reasonably informed of the progress of any such Tax Contest, and the Stockholder Representative shall be entitled to participate in any such Tax Contest at the Pre-Closing Holders’ sole cost and expense. Buyer shall not settle or compromise any such Tax Contest with respect to which Pre-Closing Holders are liable pursuant to Article XI without obtaining the Stockholder Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. [***]
(e)    The Pre-Closing Holders shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of any Tax Returns of the Company and its Subsidiaries and in any audit, litigation or other proceeding with respect to Taxes. Buyer and the

Pre-Closing Holders agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Pre-Closing Holders, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Pre-Closing Holders shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing.
(f)    All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be paid one-half (1/2) by the Pre-Closing Holders and one-half (1/2) by Buyer when due. The Pre-Closing Holders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the transactions contemplated hereby.
(g)    In the case of any conflict, overlap or inconsistency between this Section 8.5 and Article XI, this Section 8.5 shall control as to Tax matters.
Section 8.6    HSR Act and Antitrust Approvals.
(a)    Each of Buyer and the Company shall exercise its reasonable best efforts and take all necessary steps to (i) obtain termination or expiration of the waiting period under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws (collectively, “Antitrust Laws”), in each case, as soon as practicable (but in any event prior to the Outside Date), (ii) furnish to the other party all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement, and (iii) otherwise cooperate with the other parties hereto in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions contained in Article VI and Article VII, none of Buyer, Merger Sub, the Company or their respective Affiliates shall be required to, and the Company and its Affiliates may not, without the prior written consent of Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Governmental Order to: (i) pay any sums or concede anything of value (other than filing fees under the HSR Act and other Antitrust Laws and reasonable professional advisors’ fees in connection therewith); (ii) sell, license, assign, transfer, divest, hold separate or otherwise dispose of, or agree to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, any assets, business or portion of the business of the Company, Buyer or their respective Affiliates or otherwise commit to take any action that would reasonably be expected to limit Buyer’s, Merger Sub’s, the Company’s or any of their respective Affiliates’ action with respect to, or their ability to retain, one or more businesses, product lines or assets; (iii) conduct, restrict, operate, invest or otherwise change the assets, business or any portion of business of Buyer, the Company or any of their respective Affiliates in any manner; (iv) impose any restriction, requirement or limitation on the operation of the business or any portion of the business of

Buyer, the Company or any of their respective Affiliates; (v) terminate, modify or extend any existing relationships and contractual rights and obligations of Buyer, the Company or any of their respective Affiliates; (vi) establish or create any relationships and contractual rights and obligations of Buyer, the Company or any of their respective Affiliates; (vii) terminate any relevant venture or other arrangement; (viii) effectuate any other change or restructuring of Buyer, the Company or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an Order or file appropriate applications with the Federal Trade Commission, the Antitrust Division of the Department of Justice or other Governmental Authority); or (ix) litigate (or defend) against any administrative or judicial Action (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated by this Agreement as violative of any applicable Law; provided that, if requested by Buyer (in its sole and absolute discretion), the Company shall, and shall cause any of its controlled Affiliates to, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or Governmental Order so long as such requirement, condition, limitation, understanding, agreement or Governmental Order is only binding on the Company or any of its controlled Affiliate after the Closing (in the event the Closing occurs). In addition, Buyer and its Affiliates shall be permitted to acquire any Equity Interest in, acquire any, all or substantially all of the assets of, merge, consolidate, enter into a share exchange or business combination with, or enter into any other similar transaction or series of transactions with, any Person and the parties agree that no such transaction shall be a breach of Section 8.1 or this Section 8.6.
(c)    Each of Buyer and the Company shall promptly furnish to the other party copies of any notices or written communications received or given by such party or any of its Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and such party shall permit counsel to the other party an opportunity to review in advance, to the extent reasonably practicable, and shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and its Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. Each of Buyer and the Company agrees to provide the other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and any of its Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby; provided that Buyer shall lead all communications and strategy for dealing with the FTC, the DOJ and any other Governmental Authority in connection with any review pursuant to the HSR Act or any other applicable Antitrust Laws. Without limiting the generality of the foregoing, each of Buyer and the Company shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Buyer and the Company, as applicable, may, as such party deems advisable and necessary, (1) redact materials provided to the other under this Section 8.6(c) to (A) remove references concerning the valuation of Buyer, Merger Sub, the Company, or any of their respective Subsidiaries or assets, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege concerns, and (2) designate any competitively sensitive materials provided to the other under this Section 8.6(c) as ‘outside counsel only,’ which materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Buyer and the Company. Subject to applicable Law, each of Buyer and the Company will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by such party or on its behalf.
(d)    Buyer shall be responsible for the payment of, and shall pay or cause to be paid on its behalf, all filing fees under the HSR Act and other similar Antitrust Laws (whether domestic or foreign), to the extent applicable.
ARTICLE IX.
CONDITIONS TO OBLIGATIONS
Section 9.1    Conditions to the Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)    All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated and all consents or approvals applicable to or advisable in connection with the Merger under any foreign antitrust law shall have been obtained.
(b)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the Merger, and there shall not be any threatened, instituted or pending action by a Governmental Authority seeking to prohibit, restrain or enjoin the consummation of the Merger or other transactions under this Agreement.
(c)    The Merger Consent shall have been validly obtained and be in full force and effect.
Section 9.2    Conditions to the Obligations of Buyer and Merger Sub.
The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Sub:

(a)    Each of the representations and warranties of the Company contained in Article IV, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect, (ii) notwithstanding Section 9.2(a)(i), (A) the Fundamental Representations, shall be true and correct in all respects except for such inaccuracies which are de minimis, individually or in the aggregate and (B) the representations and warranties contained in Section 4.11 and Section 4.20 shall be true and correct in all material respects.
(b)    Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.
(d)    The Company shall have delivered to Buyer a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) dated within thirty (30) days prior to the Closing Date certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code along with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company upon Closing.
(e)    There shall not have occurred since the Company Balance Sheet Date any Material Adverse Effect nor shall events have occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(f)    The Required Third Party Consents shall have been obtained in form and substance reasonably satisfactory to Buyer.
(g)    The Restructuring shall have been completed pursuant to the Restructuring Step Plan.
(h)    The Company shall have delivered to Buyer the Second Amended and Restated License Agreements executed by each of TeneoTwo, TeneoFour and TeneoTen and such Second Amended and Restated License Agreements shall not have been terminated and shall be in full force and effect.
(i)    No less than three (3) days prior to the Closing Date, the Company will have obtained and delivered to Buyer true, correct and complete copies of Written Consents executed by Company Stockholders representing (a) ninety percent (90%) of the votes represented by all outstanding shares of Company Capital Stock voting together as a single class on an as-converted basis and (b) each Pre-Closing Holder who owns in excess of five percent (5%) of the outstanding Company Capital Stock on a fully diluted basis (the “Requisite Stockholder Approval”) and such Requisite Stockholder Approval shall have been validly obtained and be in full force and effect at the Closing.
(j)    Evidence satisfactory to Buyer that each Company Benefit Plan intended to be qualified under Section 401(k) of the Code has been terminated effective as of the day immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company sponsoring such Company Benefit Plan(s).
(k)    If a 280G Vote is required to be undertaken under Section 7.3(d) hereof, (i) the Company shall have solicited from each Person who is eligible to receive a payment that may constitute a “parachute payment” under Section 280G of the Code prior to soliciting the Section 280G Approval and, to the extent received by the Company, delivered to Buyer each signed Parachute Payment Waiver and (ii) to the extent any Parachute Payment Waivers are executed, the Company’s shareholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Buyer and its Affiliates shall not have any Liabilities with respect to such “parachute payments.”
Section 9.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)    Each of the representations and warranties of Buyer and Merger Sub contained in Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Merger, and (ii) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, and Section 5.4 shall be true and correct in all respects except for such inaccuracies which are de minimis, individually or in the aggregate.
(b)    Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.
(c)    Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.
Section 9.4    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived following the Effective Time. None of the Company, Buyer or Merger Sub may rely on the failure of any condition set forth in this

Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Sub, on the other hand, respectively, to comply with its obligations under this Agreement.
ARTICLE X.
TERMINATION
Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by duly authorized mutual written consent of Buyer and the Company;
(b)    by written notice to the Company from Buyer if:
(i)    there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach (the “Company Cure Period”), such termination not to be effective until the end on the Company Cure Period, and such termination shall become effective only if such breach is not cured within the Company Cure Period;
(ii)    the Closing has not occurred on or before October 25, 2021 (the “Outside Date”), unless Buyer’s or Merger Sub’s breach is the primary reason for the Closing not occurring on or before such date;
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or
(iv)    if the Merger Consent has not been delivered within one (1) Business Day following the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(iv) shall terminate upon delivery of the Merger Consent;
(c)    by written notice to Buyer from the Company if:
(i)    there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing, except that, if any such breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such reasonable best efforts to cure such breach (the “Buyer Cure Period”), such termination not to be effective until the end on the Buyer Cure Period, and such termination shall become effective only if such breach is not cured within the Buyer Cure Period;
(ii)    the Closing has not occurred on or before the Outside Date, unless the Company’s breach is the primary reason for the Closing not occurring on or before such date; or
(iii)    the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.
Section 10.2    Effect of Termination. Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company, Buyer or Merger Sub, as the case may be, for any fraud or willful breach of this Agreement occurring prior to such termination, provided that the provisions of this Article X, and Article XIII, and the definitions used therein, shall survive the termination of this Agreement.
ARTICLE XI.
INDEMNIFICATION
Section 11.1    Survival of Representations and Warranties. The representations and warranties of Buyer, Merger Sub and the Company contained herein shall survive the Closing and the Buyer Indemnified Parties shall be entitled to seek indemnification pursuant to Section 11.2(a) or Section 11.3(a), as applicable, (i) with respect to Section 4.15 (Taxes), until the thirtieth (30th) day following the expiration of the applicable statute of limitations (including any extensions thereto) (ii) with respect to all other Fundamental Representations, until the date that is seven (7) years following the Closing, (iii) with respect to the Semi-Fundamental Representations, until the date that is three (3) years following the Closing, and (iv) with respect to all other representations and warranties of Buyer, Merger Sub and the Company herein, until the date that is fifteen (15) months following the Closing. Each Indemnified Party must give written notice to the respective Indemnifying Party of any claim for indemnification under this Article XI in accordance with Section 11.5. Any claim for indemnification made in writing by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved. All of the covenants and other agreements of Buyer, Merger Sub and the Company contained in this Agreement shall survive until fully performed or fulfilled.
Section 11.2    Indemnification of Buyer. From and after the Closing, Buyer and its Affiliates (including, from and after the Closing, the Surviving Corporation) and each of their respective officers, directors, employees, agents and each Person, if any, who controls or may control Buyer within the meaning of the Securities Act of 1933, as amended, (each, a “Buyer Indemnified Party”) shall be indemnified, held harmless and reimbursed by the Pre-Closing Holders, on a several and not joint basis in accordance with their Pro Rata Percentage (except with respect to fraud of which such Pre-Closing Holder had actual knowledge, in which case such Pro Rata Percentage limitation shall not apply), against any and all Losses, whether or not involving a Third Party Claim, arising out of, related to, or resulting from, directly or indirectly:
(a)    the breach or violation of or inaccuracy in any representation or warranty made by the Company on the date of this Agreement or on the Closing Date contained in this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Effect,” “material” and “materiality” and all similar phrases and words, were deleted therefrom);
(b)    the breach or violation of any covenant or agreement of the Company contained in this Agreement or in any other document executed and delivered by the Company or any PreClosing Holders, as applicable, in connection with the consummation of the transactions contemplated hereby;
(c)    any fraud by the Company under this Agreement;
(d)    any Action by a stockholder or former stockholder of the Company, or by any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of Company Capital Stock, Company Options or any other Equity Interest in the Company or interest in the Final Merger Consideration, or (ii) any right of a stockholder or optionholder of the Company (other than the right to receive the Final Merger Consideration or the Option Consideration, as the case may be, pursuant to this Agreement), including any option, preemptive right or right to notice or to vote;
(e)    any Actions or disputes with respect to (i) the allocation or payment among the Pre-Closing Holders and any other Person of any Final Merger Consideration or Option Consideration pursuant to the terms of this Agreement, (ii) any claim that the Payment Spreadsheet is not true, complete and correct in all respects, (iii) appraisal or dissenters’ rights under DGCL and CGCL, (iv) any claims arising in connection with the Restructuring; or (v) any other claims by any stockholder or former stockholder of the Company, in its capacity as such, against the Company or its directors, officers, or agents;
(f)    any Liabilities related to the Excluded Entities or the Excluded Business or the TeneoOne Sale, whether before or after the Closing, including the Excluded Employee Liabilities; provided, however, that with respect to TeneoOne, Liabilities under this Section 11.2(f) shall not include Liabilities of the Company arising out of obligations of the Company arising after the Closing under any Listed Contracts;
(g)    any Pre-Closing Taxes;
(h)    any Taxes imposed on the Company or any of its Subsidiaries in connection with the TeneoOne Sale to the extent such Taxes are in excess of the Assumed Tax Liability; and
(i)    the matters set forth in Schedule 11.2(i).

Section 11.3    Indemnification of Pre-Closing Holders. From and after the Closing, each of the Pre-Closing Holders and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and representatives (each, a “Pre-Closing Holder Indemnified Party”) shall be indemnified and held harmless by Buyer against such Pre-Closing Holder’s Pro-Rata Percentage of any and all Losses, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:
(a)    the breach or violation of or inaccuracy in any representation or warranty made by Buyer or Merger Sub on the date of this Agreement or on the Closing Date contained in this Agreement or in any other document executed and delivered by Buyer or Merger Sub in connection with the consummation of the transactions contemplated hereby (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the words “Material Adverse Effect,” “material” and “materiality” and all similar phrases and words, were deleted therefrom); or
(b)    the breach or violation of any covenant or agreement of Buyer or Merger Sub contained in this Agreement or in any other document executed and delivered by Buyer or Merger Sub in connection with the consummation of the transactions contemplated hereby, whether occurring before or at the Closing but not after the Closing.
Section 11.4    Limits on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 11.2(a) or Section 11.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under Section 11.2(a) or Section 11.3(a), as the case may be, equals or exceeds four million five hundred thousand U.S. Dollars ($4,500,000) (such amount, the “Deductible”), after which the Indemnifying Party shall be liable for the full amount of all Losses and not only those in excess of the Deductible; provided, however, that the foregoing limitations set forth in this Section 11.4(a) shall not apply to (i) breaches of, or inaccuracies in, the Fundamental Representations or (ii) Actions based upon fraud; provided, further, that claims for indemnification pursuant to any other provision of Section 11.2 or Section 11.3 are not subject to the monetary limitations set forth in this Section 11.4.
(b)    Notwithstanding anything to the contrary contained in this Agreement, recovery from the Escrow Funds shall serve as the sole and exclusive source of indemnification from which the Buyer Indemnified Parties may collect Losses for which they are entitled to indemnification from the Pre-Closing Holders under Section 11.2(a), provided, however, that the foregoing limitations set forth in this Section 11.4(b) shall not apply to (i) breaches of, or inaccuracies in, the Fundamental Representations, (ii) breaches of, or inaccuracies in, the Semi-Fundamental Representations or (C) Actions based upon fraud. Recovery from the Escrow Funds and the right of set-off under Section 11.8 shall serve as the sole and exclusive source of indemnification from which the Buyer Indemnified Parties may collect Losses for which they are entitled to indemnification from the Pre-Closing Holders for breaches of the Semi-Fundamental Representations under Section 11.2(a).

(c)    For as long as there are funds available in the Escrow Funds to cover the Buyer Indemnified Parties’ indemnifiable Losses, any and all Losses payable by the Pre-Closing Holders as Indemnifying Parties to the Buyer Indemnified Parties with respect to Losses for which they are entitled to indemnification from the Pre-Closing Holders under Section 11.2(a) will be paid in cash first out of the Escrow Funds, and in the event such Losses exceed, or are not paid and satisfied in full from, the Escrow Funds, the Buyer Indemnified Parties shall have the right to satisfy in full such Losses by means of exercising Buyer’s rights of set-off under Section 11.8. Except for with respect to Fundamental Representations, Semi-Fundamental Representations and Actions based upon fraud, in no event shall a Pre-Closing Holder be liable for any Losses in excess of such Pre-Closing Holder’s Pro-Rata Percentage of the Escrow Funds for any Losses arising out of or resulting from Losses for which the Buyer Indemnified Parties are entitled to indemnification from the Pre-Closing Holders under Section 11.2(a).
(d)    Except with respect to Actions based upon fraud committed by such Pre-Closing Holder or of which such Pre-Closing Holder had actual knowledge, in no event shall a Pre-Closing Holder be liable for any Losses with respect to Material Claims in excess of the portion of the Final Merger Consideration actually paid to such Pre-Closing Holder.
(e)    For purposes of this Agreement, “Material Claims” means Losses arising out of or relating to: (i) any breaches of or inaccuracies in any Fundamental Representations or (ii) any matter for which indemnification may be sought under clauses (b) through (e) of Section 11.2.
(f)    The amount of any Losses for which indemnification is provided under this Article XI shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss, the Deductible and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss).
(g)    The right of Buyer to indemnification pursuant to Section 11.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein.
(h)    Notwithstanding anything to the contrary contained herein, in no event shall any amounts included in the calculation of Closing Date Funded Debt, Closing Date Net Working Capital, or Transaction Expenses be indemnifiable pursuant to this Article XI or Section 8.5 (i.e., no “double counting”).
(i)    Except for the representations and warranties contained in Article IV, Buyer and Merger Sub acknowledge and agree that none of the Company or the Subsidiaries or their respective Representatives nor any other Person makes, and Buyer and Merger Sub are not relying on, any other express, implied or statutory representation or warranty with respect to the Company or the Subsidiaries or otherwise, including with respect to any projections, forecasts or other future results or outcomes for the Company and Subsidiaries.

Section 11.5    Notice of Loss; Third Party Claims.
(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought.
(b)    In the event that any Action shall be instituted or asserted by any third party in respect of which payment may be sought under Section 11.2 or Section 11.3 (regardless of the limitations set forth in Section 11.4) (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge and that may be covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought, (ii) involving the alleged misuse, infringement, misappropriation or violation of any Intellectual Property, (iii) involving a purported class action, (iv) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim subject to the limitations of Section 11.4 or (v) if the Third Party Claim relates to the Company Intellectual Property. In addition, the Indemnifying Party may not maintain the defense of a Third Party Claim if it has failed to defend such Third Party Claim in good faith. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 11.5(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate, (B) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (C) in the reasonable opinion of outside counsel to the Indemnified Party there are legal defenses available to the Indemnified Party that are different from or additional to those available to Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. If after assuming the defense of a Third Party Claim the Indemnifying Party determines that it is not required to provide indemnification therefor, it shall promptly notify the Indemnified Party, cease to control the defense of such Third Party Claim, and shall nonetheless be responsible for all costs of defense incurred by it prior to such notice. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 11.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Governmental Order unless (1) the claimant provides to such other party an unqualified release of the Indemnified Parties and Indemnifying Parties from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates.
(c)    In the event that the Indemnified Party conducts the defense of a Third Party Claim pursuant to this Section 11.5, the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article XI.
Section 11.6    Tax Treatment. To the extent permitted by Law, the parties hereto agree to treat all payments made under this Article XI, under Section 8.5, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Final Merger Consideration and the Option Consideration for all Tax purposes.
Section 11.7    Remedies. From and after the Closing, except as specifically provided herein, the sole and exclusive remedy of any Indemnified Party for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty in this Agreement, shall be indemnification in accordance with this Article XI. Notwithstanding the foregoing, this Section 11.7 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law in the event of (a) a party’s failure to comply with its indemnification obligations hereunder or (b) fraud, willful breach or intentional misrepresentation committed by or on behalf of any party.
Section 11.8    Set-Off. In addition to all other remedies contemplated herein and subject to the limitations set forth in Section 11.4 above, Buyer may set off, deduct or retain any amount due to the Pre-Closing Holders in respect of any bona fide claim for indemnification against any of the Pre-Closing Holders pursuant to this Agreement against any Milestone Payments. In the case of any claim for a breach of Semi-Fundamental Representations, the aggregate amount that Buyer may set-off shall equal one hundred and thirty five million U.S. Dollars ($135,000,000).

Section 11.9    No Right of Contribution. No Pre-Closing Holder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
Section 11.10    No Circular Recovery. Each Pre-Closing Holder hereby agrees that it will not make any claim for indemnification against Buyer, the Surviving Corporation or the Company by reason of the fact that such Pre-Closing Holder was a controlling Person, director, employee or representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of Buyer or the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party against any Pre-Closing Holder relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by an Indemnified Party against any Pre-Closing Holder relating to this Agreement and any of the transactions contemplated hereby, each Pre-Closing Holder expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by such Pre-Closing Holder pursuant to this Article XI.
Section 11.11    Release of Escrow Funds. Subject to the further terms and conditions of the Escrow Agreement and this Article XI, Buyer and the Stockholder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 11.11:
(a)    On the date that is fifteen (15) months after the Closing (the “Escrow Release Date”), the amount remaining in the Escrow Funds minus the aggregate amount determined by Buyer in good faith to be held in reserve to satisfy any pending claims (the “Pending Claim Reserve”) shall be released by the Escrow Agent to the Exchange Agent for distribution to the Pre-Closing Holders (provided, that amounts payable in respect of Company Options shall be paid by to the Surviving Corporation for payment through its payroll system) in accordance with such Pre-Closing Holders’ Pro-Rata Percentage of such amount.
(b)    Following the Escrow Release Date, any Pending Claim Reserve shall remain in escrow until the resolution of all applicable claims to which such reserve relates. To the extent that such pending claim or claims are resolved in favor of Buyer, the amount determined to be owing to Buyer shall be paid to Buyer, with the amount of any such reserve remaining in the Escrow Funds after such payment to Buyer, if any, being released by the Escrow Agent to the Exchange Agent for distribution to the Pre-Closing Holders (provided, that amounts payable in respect of Company Options shall be paid by to the Surviving Corporation for payment through its payroll system) in accordance with such Pre-Closing Holders’ Pro-Rata Percentage of such amount.
ARTICLE XII.
STOCKHOLDER REPRESENTATIVE
Section 12.1    Designation and Replacement of Stockholder Representative. The parties hereto have agreed that it is desirable to designate a representative to act on behalf of holders of the Pre-

Closing Holders, as the exclusive agent and attorney-in-fact for and on behalf of such Persons as specified herein (the “Stockholder Representative”). By virtue of the approval of the Merger and this Agreement by the Pre-Closing Holders and without any further action of any of the Pre-Closing Holders or the Company, Company has designated Fortis Advisors LLC as the Stockholder Representative, and the receipt of the Requisite Stockholder Approval by the Company Stockholders shall constitute ratification and approval of such designation. The designation of any Person as the Stockholder Representative, and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) are and shall be considered a power of attorney coupled with an interest, and, except as set forth in this Article XI, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Pre-Closing Holders, and (ii) shall survive the delivery of an assignment by any Pre-Closing Holder of the whole or any fraction of his, her or its interest in the Escrow Funds or Milestone Payments.
Section 12.2    Authority and Rights of the Stockholder Representative; Limitations on Liability. The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement; provided, however, that the Stockholder Representative shall have no obligation to act on behalf of the Pre-Closing Holders, except as expressly provided herein, in the Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (a) give and receive notices and communications on behalf of the Pre-Closing Holders, (b) estimate and determine the amounts of Stockholder Representative Expenses and to pay such Stockholder Representative Expenses in accordance with Section 3.5, (c) to resolve on behalf of the Pre-Closing Holders any disputes related to the occurrence of any Milestone or the payment of any Milestone Payment, including to commence litigation in accordance with the terms of this Agreement and to comply with Governmental Orders and awards of any arbitrators related thereto, and to settle any such disputes on behalf of the Pre-Closing Holders, and (d) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders. All actions taken by the Stockholder Representative under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them, and all defenses which may be available to any Pre-Closing Holder to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement are waived. The Stockholder Representative may resign at any time and may be removed or replaced by a majority vote of the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. Certain Pre-Closing Holders have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Stockholder Representative Engagement Agreement (such Pre-Closing Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”), shall have any liability to Buyer, the Company or any holder of Common Stock, Preferred Stock or Company Options with respect to actions taken or omitted to be taken in good faith in its capacity as the Stockholder Representative under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct). The Pre-Closing Holders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. The Stockholder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Stockholder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Stockholder Representative, unless the Stockholder Representative is holding funds delivered to it under Section 3.5 and has been provided with other funds, security or indemnities which, in the sole determination of the Stockholder Representative, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in responding to such direction or taking such action. The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Stockholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Pre-Closing Holder or other party. The Stockholder Representative shall be entitled to reimbursement for all Stockholder Representative Expenses first, from the Stockholder Representative Expense Fund, second from any distribution of the Escrow Funds or Milestone Payments otherwise distributable to the Pre-Closing Holders at the time of distribution, and third, directly from the Pre-Closing Holders. The Stockholder Representative Group shall be entitled to indemnification and defense by the Pre-Closing Holders and shall be held harmless against any loss, liability or Stockholder Representative Expenses arising out of actions taken or omitted to be taken in good faith in its capacity as the Stockholder Representative under this Agreement, the Escrow Agreement or the Stockholder Representative Engagement Agreement (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 3.5 exceed the Stockholder Representative Expenses, as soon as reasonably determined by the Stockholder Representative that the Stockholder Representative Expense Fund is no longer required to be withheld, the Stockholder Representative shall transfer such excess amount to the Escrow Agent solely for disbursement (or otherwise cause such excess amount to be disbursed) to the Pre-Closing Holders as Final Merger Consideration in accordance with each Pre-Closing Holder’s Pro-Rata Percentage; provided, however, that notwithstanding anything to the contrary in this Agreement or the Escrow Agreement, in no event shall such excess amount otherwise become payable to Buyer.
ARTICLE XIII.
MISCELLANEOUS
Section 13.1    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.
Section 13.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows, provided that with respect to notices deliverable to the Stockholder Representative, such notices shall be delivered solely via email or facsimile:
(a)    If to Buyer, Merger Sub or the Surviving Corporation, to:
Amgen Inc.
One Amgen Center Drive
Thousand Oaks, California 91320-1799
Attention: Corporate Secretary
Facsimile: 805.499.6751

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive
Costa Mesa, California 92626
Attention: Charles Ruck; Daniel Rees
Email: charles.ruck@lw.com; daniel.rees@lw.com

(b)    If to the Company, prior to the Closing, to:

TeneoBio, Inc.
7999 Gateway Blvd #320
Newark, CA 94560
Attention: Chief Executive Officer
Email: rbuelow@teneobio.com

with copies (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
550 Allerton Street, Redwood City, CA 94063
Attention: Colin Chapman; Michael Irvine
Email: cchapman@gunder.com; mirvine@gunder.com

(c)    If to the Stockholder Representative, to:
Fortis Advisors LLC
Attention: Notices Department (Project Tuxedo)
Email: notices@fortisrep.com
Facsimile No.: (858) 408-1843

with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
550 Allerton Street, Redwood City, CA 94063
Attention: Colin Chapman; Michael Irvine
Email: cchapman@gunder.com; mirvine@gunder.com

or to such other address or addresses as the parties may from time to time designate in writing.
Section 13.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Buyer or Merger Sub may assign this Agreement or any part hereof to an Affiliate thereof without the consent of any other party hereto; provided, that Buyer or Merger Sub, as applicable, shall remain liable for any obligations so assigned. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 13.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
Section 13.5    Release. In consideration of each Pre-Closing Holder’s right to receive their applicable portion of the Final Merger Consideration, and as a condition and inducement to the Company’s, Buyer’s and Merger Sub’s willingness to enter into this Agreement, effective as of the Closing Date, each Pre-Closing Holder, on behalf of itself, himself or herself and each of its, his or her agents, trustees, beneficiaries, directors, officers, Affiliates, Subsidiaries, estate, successors, assigns, members and partners (each, a “Pre-Closing Holder Releasor”), hereby (a) acknowledges, warrants and agrees that he, she or it has no claims against the Company,

Buyer and/or Surviving Corporation and their respective Affiliates, and each of their respective current and former officers, directors, employees, partners, members and advisors (collectively, the “Pre-Closing Holder Releasees”), and (b) irrevocably and unconditionally releases and forever discharges the Pre-Closing Holder Releasees of and from any and all actions, causes of action, suits, proceedings, judgments, debts, dues, claims and demands whatsoever, whether in law or in equity, which the Pre-Closing Holder Releasor may have against each of the Pre-Closing Holder Releasees, now or in the future, in each case, in respect of any cause, matter or thing relating to (i) such Pre-Closing Holder Releasor’s ownership or purported ownership of Pre-Closing Holder Releasor’s Company Capital Stock or other securities of the Company, (ii) the negotiation or execution of this Agreement or any of the other documents referenced in this Agreement or the consummation of the Merger and any transactions contemplated thereby, or (iii) any other matters related to the Company (the “Pre-Closing Holder Released Claims”). Each Pre-Closing Holder Releasor acknowledges, warrants and agrees that he, she or it does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release, and is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Notwithstanding the foregoing, this release shall not cover, and Pre-Closing Holder Released Claims do not include, (A) claims arising from the rights of such Pre-Closing Holder Releasor under this Agreement (including the right to receive any payments due to such Pre-Closing Holder Releasor as contemplated hereunder), (B) if such PreClosing Holder Releasor is an employee of the Company, such Pre-Closing Holder Releasor’s rights, if any, to accrued and unpaid salary or bonus due to such Pre-Closing Holder Releasor through the date hereof, vested employee benefits as of the date hereof, and business expenses incurred prior to the date hereof, (C) any rights of indemnification that a Pre-Closing Holder Releasor may have by reason of his or her status as a director, officer, or fiduciary of the Company, pursuant to the Company Charter, the Company Bylaws, or under applicable Law, subject to this Agreement, or (D) any other rights that cannot by Law be released by private agreement. Each Pre-Closing Holder Releasor hereby waives and relinquishes on behalf of himself, herself or itself, his, her or its heirs, executors, administrators and assigns any rights and benefits that such Pre-Closing Holder Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Pre-Closing Holder Releasor acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Pre-Closing Holder Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Pre-Closing Holder Releasor’s intention to fully and finally and forever settle and release any and all Pre-Closing Holder Released Claims (other than such PreClosing Holder Released Claims expressly reserved and excluded herein) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. This release is conditioned upon the consummation of the Merger as contemplated in herein and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of this Agreement in accordance with the terms thereof for any reason.
Section 13.6    Expenses. Each party hereto, other than the Stockholder Representative (whose expenses shall be paid out of funds paid to the Stockholder Representative under Section 3.5), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Auditor, if any, shall be paid in accordance with Section 3.4; provided, further, that the parties hereto shall pay Transfer Taxes in accordance with Section 8.5; provided, further, that Buyer shall pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement in accordance with Section 8.6(c); provided, further, that, in the event that the transactions contemplated hereby are not consummated, the Company shall reimburse the Stockholder Representative for all costs and expenses incurred by the Stockholder Representative in connection with the transactions contemplated hereby.
Section 13.7    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 13.8    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts and any other document required to be executed and delivered hereunder may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart or such document so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 13.9    Schedules, Exhibits and Annexes. The Disclosure Schedules, Exhibits and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Disclosure Schedules, Exhibits and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10    Entire Agreement. This Agreement (together with the Disclosure Schedules, Exhibits and Annexes to this Agreement), the Escrow Agreement, and that certain Non-Disclosure Agreement, dated March 10, 2021, between Buyer and the Company (the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Escrow Agreement, and the Confidentiality Agreement.
Section 13.11    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.11 to the extent permitted under Section 251(d) of the DGCL.
Section 13.12    Publicity. The Company agrees that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of Buyer, except the Company may make any disclosures or announcements necessary to comply with applicable Law or regulations. Buyer shall prepare, subject to the Company’s review and comment, a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement. The Company agrees to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or securities exchange regulation or for purposes of compliance with financial reporting obligations; provided, that the Company may disclose such terms to its employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the Company shall be responsible to the other parties hereto for breach of this Section 13.12 or such confidentiality obligations by the recipients of its disclosure).
Section 13.13    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.14    Jurisdiction; Waiver of Jury Trial.
(a)    Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.14(a).
(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.14.
Section 13.15    Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action or (b) such other time period established by the court presiding over such Action.

Section 13.16    Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party, and that it has and will continue to consult with its own advisors with respect to Taxes.
Section 13.17    Privilege. Buyer and the Company agree that the attorney-client privilege of the Company and its Subsidiaries shall continue to belong to them following the Closing and shall not pass to or be claimed by any Pre-Closing Holder (and any attorney-client privilege of the Pre-Closing Holders shall continue to belong to the Pre-Closing Holders following the Closing and shall not pass to or be claimed by the Company or its Subsidiaries), provided that, as to all communications prior to the Closing among outside legal counsel to the Company (including Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP or Hogan Lovells US LLP) and the Company and the Pre-Closing Holders and their respective Affiliates that relate to the transactions contemplated by this Agreement and are subject to the attorney-client privilege and the exception of client confidence, none of Acquirer, the Company or any of their Affiliates shall disclose (nor shall any Pre-Closing Holder or any of its Affiliates be required to disclose) any such communications in any legal proceeding in support of a claim by any of them against the Stockholder Representative, any Pre-Closing Holder any of their Affiliates (unless such communication is no longer subject to attorney-client privilege for reasons other than the actions of Parent, the Company or any of their Affiliates).
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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
TENEOBIO, INC.
By: /s/ Roland Buelow
Name: Roland Buelow
Title: Chief Executive Officer
TUXEDO MERGER SUB, INC.
By: /s/ Jonathan P. Graham
Name: Jonathan P. Graham
Title: Executive Vice President, General Counsel and Secretary
AMGEN INC.
By: /s/ Robert A. Bradway
Name: Robert A. Bradway
Title: Chairman of the Board, Chief Executive Officer and President
FORTIS ADVISORS LLC, solely in its capacity as Stockholder Representative hereunder

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

List of Exhibits and Annexes Omitted from the Agreement and Plan of Merger
Referenced in Exhibit 2.7 Above

Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits and Annexes to the Agreement and Plan of Merger referenced in Exhibit 2.7 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Annex to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibits
Exhibit A – Form of Written Consent
Exhibit B – Form of Certificate of Merger
Exhibit C – Form of Certificate of Incorporation
Exhibit D – Form of Escrow Agreement
Exhibit E – Forms of Second Amended and Restated Assignment and License Agreements

Annexes
Annex A – TNB-585
Annex B – Pro Forma Payment Spreadsheet
Annex C – Eligible Programs
Annex D – Restructuring Step Plan
Annex E – Sample Net Working Capital Statement